Exhibit 10.13

Con	Mining Services Contract tents
1	Definitions and interpretation	6
1.1	Definitions	6
1.2	Interpretation	11
2	Warranties and acknowledgments	11
2.1	Warranties as to capacity and performance	11
2.2	Acknowledgments	11
3	Contractor’s primary service obligations	12
3.1	Contractor’s primary obligation	12
3.2	Provision of Mining Services	12
3.3	Safety requirements	12
3.4	Safety of Contractor’s Plant and Equipment	13
3.5	Environmental obligations	13
4	Principal’s obligations	14
4.1	Authorizations relating to Principal’s ownership or use of the Site	14
5	Access to Site	14
5.1	Access to Mine and Site security	14
5.2	Prohibited use of the Mine	14
5.3 5.4	Separate Contractors Article 27 of the Mexican Constitution by the Secretaria de Economia (Ministry of Economy)	15 15
5.5	Gems, fossils, crystals and semi-precious stones	15
6	Representation and meetings	15
6.1	Principal’s Representative	15
6.2	Contractor’s Representative	16
6.3	Project Management Group	16
6.4	Site meetings	16
6.5	Meeting procedure	16
6.6	Consultants and advisers	16
7	Personnel and subcontracting	16
7.1	Personnel	16
7.2	Subcontracting	17
7.3	Industrial relations	17
8	Mine Plans and Production Schedules	17
8.1	Principal’s Mine Plan	17
8.2	Production Schedule	17
8.3	Contractor’s Mining Plans and Schedules	18
9	Systems, records, reports and budgets	18
9.1	Quality management system	18
9.2	Maintenance of records	18
9.3	Reporting on provision of Mining Services	18
9.4	Inspection Records	19
10	Payment	19
10.1	Principal’s payment obligation	19

IMAGE OMITTEDMining Services Contract

10.2	Taxes	19
11	Variation to and Review of Schedule of Rates	19
11.1	Variations	19
11.2	Review of Schedule of Rates in Review Period	20
11.3	Review of Rates at any time	21
12	Authorizations and compliance with Law	21
12.1	Authorizations to be obtained by the Principal	21
12.2	Authorizations to be obtained by the Contractor	21
12.3	Authorizations	21
12.4	Compliance with Law	22
12.5	Compliance with directions	22
12.6	Principal's Representative giving directions	22
13	Plant and Equipment and consumables	22
13.1	Provision of Major Plant and Equipment	22
13.2	Register of Contractor’s Plant and Equipment	23
13.3	Principal’s Facilities	23
13.4	Replacement and disposal of the Principal’s Facilities	23
13.5	Removal of Contractor’s Plant and Equipment	23
13.6	Use of Contractor’s Plant and Equipment by Principal after
	termination	23
13.7	Consumables	24
14	Risk of loss or damage and insurance	24
14.1	Responsibility for care of the Mine	24
14.2	Insurance policies effected by the Principal	24
14.3	Insurance policies effected by the Contractor	24
14.4	Common provisions	25
15	Indemnity	25
16	Force Majeure	26
17	Dispute resolution	27
17.1	Limitation on proceedings	27
17.2	Dispute Resolution Process	27
17.3	Expert determination	28
17.4	Dispute resolution not to delay provision of the Mining Services	28
18	Term, suspension and termination	28
18.1	Term	28
18.2	Suspension of Mining Services	28
18.3	Termination by Principal for convenience	29
18.4	Termination by either party on default	29
18.5	Termination on a Termination Event occurring	29
18.6	Other consequences of termination	30
18.7	Preservation of rights on termination	30
18.8	Contractor’s obligations on termination	30

18.9	Mining Services Contractor’s costs	Contract	30
19	Intellectual Property and Documentation		31
19.1	Project Intellectual Property		31
19.2	Reproduction and return of documentation		31
19.3	Moral Rights		31
20	Media releases and confidentiality		31
20.1	Media releases		31
20.2	Confidentiality		32
21	Notices		32
21.1	Form		32
21.2	Delivery		32
21.3	When effective		32
21.4	Deemed receipt		32
22	Miscellaneous		32
22.1	Entire agreement		32
22.2	Nature of the relationship		33
22.3	No assignment, mortgage or charge		33
22.4	Application of agreement		33
22.5	Contra proferentem		33
22.6	Law of this agreement		33
22.7	Variation and waivers in writing		33
22.8	Approval or consent requirements		33
22.9	No implied approval by the Principal		34
22.10	Parties’ rights and remedies not affected		34
Schedule 1 - Site description and information 35
1.	General		35
2.	Mining Areas		35
Schedule 2 – Description of Mining Services 36
1.	Mining operations		36
2.	Minerals handling		37
3.	Haulage and loading		37
4.	General service obligations		37
5.	Safety Management Plan		38
6.	Environmental Management System		39
7.	Rehabilitation Management Plan		40
8.	Mine Water Management Plan		40
9.	Preparation of plans		40
Schedule 3 - Pre-Mining Information			41
Schedule 4 – Intentionally left blank			42
Schedule 5 – Required Authorizations			43
1. Authorizations to be obtained by the Principal			43
2. Authorizations to be obtained by the Contractor			43

IMAGE OMITTED   3

IMAGE OMITTEDMining Services Contract

Schedule 6 - Principal’s Facilities 44

IMAGE OMITTED1 Site Facilities & Services 44

IMAGE OMITTEDSchedule 7 - Contractor’s Plant and Equipment 45

IMAGE OMITTEDSchedule 8 - Insurances 46

IMAGE OMITTEDSchedule 9 - Ore specifications 47

Schedule 10 - Method of Measurement 48

1. Measurements for payment purposes 48

2. Measurement for Reporting Purposes 49

IMAGE OMITTED3. Survey 50

Schedule 11 - Mine Planning and Production Requirements 51

IMAGE OMITTED1. Mining Objectives 51

IMAGE OMITTEDSchedule 12 - Work in Progress and Pre-Contract Disturbance N/A

Schedule 13 - Mining Services Reporting Requirements 52

1. Production - Operating Reports 52

2. Production – Daily Reports 53

3. Production – Weekly Reports 53

IMAGE OMITTED4. Production – Monthly Reports 53

IMAGE OMITTEDIMAGE OMITTEDSchedule 14 - Service Fee 54

IMAGE OMITTEDSignature Page 56

IMAGE OMITTEDExhibit A – Plan of Mine Site 57

IMAGE OMITTEDExhibit B – Principal’s Mine Plan 58

Mining Services Contract

IMAGE OMITTEDIMAGE OMITTEDDated as of

Parties Principal and Contractor

IMAGE OMITTEDUS PRECIOUS METALS, INC. including its wholly owned subsidiary, U.S. PRECIOUS METALS DE

Principal Name

MEXICO, S.A. DE C.V.

ABN

Address 179 ROUTE 9 NORTH, SUITE 306

MARLBORO, NEW JERSEY 07728

Email

Principal’s Name

Representative

IMAGE OMITTEDTo be determined by Principal prior to the commencement of Phase 2

Address

Email

Phone

Contractor Name

IMAGE OMITTEDMESA ACQUISITIONS GROUP, LLC In association with

ALBA PETROLEOS DE EL SALVADOR SEM DE CV

Address Seybold Building

36 NE 1st Street

Suite 927

MIAMI, FL 33133

IMAGE OMITTEDTo be determined by Principal prior to the

Contractor’s

IMAGE OMITTEDRepresentative

Name

Address

Email

commencement of Phase 2

Phone

Recitals A

The Principal owns the Concession Rights to the Site which includes the Mine and the Processing Plant

B	The Principal wishes to engage the Contractor to provide the Mining Services at pre-determined sections of the first two concessions at the Site (Solidaridad I & II), which includes the construction of the Processing Plant.

IMAGE OMITTEDIMAGE OMITTEDC	The Contractor has agreed to provide the Mining Services in accordance with this agreement.

The parties agree:

IMAGE OMITTEDin consideration of, among other things, the mutual promises contained in this agreement:

1 Definitions and interpretation

1.1 Definitions

In this agreement unless the context otherwise requires:

Article 27 of the Mexican Constitution by the Secretaria de Economia is any law of the Mexican or the Nominated State in respect of Article 27 of the Mexican Constitution by the Secretaria de Economia (Ministry of Economy) title matters or issues which affect the Site or its surrounds or relate to the operation of the Mine or the provision of the Mining Services.

Authorization is any consent, authorization, registration, filing, lodgment, notification, agreement, certificate, commission, lease, license, permit, approval or exemption from, by or with an Authority (including the Mining Titles) required to undertake operations under this agreement.

Authority is any government department, local government council, government or statutory authority or any other party under a Law which has a right to impose a requirement or whose consent is required with respect to the Mining Services or the Contractor’s performance of its other obligations under this agreement.

Commencement Date is May 21, 2013.

Concession Rights are the exploration and exploitation concessions to approximately 37,000 contiguous acres of land located in located in the State of Michoacán, Mexico held by Principal’s wholly owned subsidiary, U.S. Precious Metals de Mexico, S.A. de C.V

Confidential Information is any information, object, document, data, programs, techniques, systems, processes or other confidential information (whether as an original or a copy) relating to the affairs, business, finances, trade secrets or operations of a party, however stored or recorded, that is not in the public domain or generally known to third parties.

Contractor’s Insurances are the insurances, which the Contractor must obtain and maintain during the Term, the terms and conditions of which are set out in Schedule 8, section 2.

Contractor’s Plant and Equipment is all plant, equipment, machinery, appliances and things used by the Contractor in connection with the provision of the Mining Services and includes all the plant and equipment of the Contractor proposed to be used to carry out the Mining Services, whether owned, leased or hired, as at the Commencement Date as set out in Schedule 7 and any additional plant and equipment acquired after the Commencement Date with the prior approval of the Principal’s Representative for the purposes of performing the Mining Services.

Contractor’s Representative is the representative of the Contractor appointed as its agent to carry out the functions allotted to the Contractor’s Representative under this agreement.

Details, for a party or its Representative, are the details set out on the first page of this agreement as amended from time to time.

Documentation is all drawings, plans, specifications, samples, models, patterns, certificates, instruments and indicia of title, licenses, agreements, documents evidencing Authorizations, operating, maintenance and other manuals, books of account, records and other information or data of whatever nature and whether stored by means of paper writing, magnetic tape, computer disk or otherwise, which the Contractor creates specifically for the purpose or in the course of providing Mining Services under this agreement.

Event of Default means, in respect of a party, any of the following:

(a) the party commits a material breach of its obligations under this agreement which is capable of being remedied and does not remedy the breach within 14 days from the party receiving notice in writing from the other party specifying the breach and requiring the breach to be remedied; or

(b) the party commits a material breach of its obligations under this agreement which is not capable of being remedied.

Event of Force Majeure is an event that:

(a) is beyond the reasonable control of the party affected by that event;

(b) causes or results in prevention of the performance by the affected party of any of its obligations under this agreement; and

(c) could not have been prevented, overcome or remedied by the exercise by the affected party of a standard of care and diligence consistent with that of a mine owner or a competent mining contractor (as the case may be), which might (if it satisfies the requirements of paragraphs (a), b) and (c)) in certain circumstances include an act of God, acts of Authorities, war, riot, civil disturbance, cyclone, flood, storm, fire, explosion, a strike or industrial dispute (not caused directly or indirectly by the party claiming relief from performance of obligations under this agreement), embargo, failure of power supply, or breakage or accident to or loss of items of plant and equipment or other event whatsoever beyond that party’s reasonable control.

Extended Term is the further period by which a previous Term is extended under this agreement.

Good Industry Practice is currently recognized mining methods and practice which could reasonably be expected from experienced and competent mining contractors operating in Mexico under conditions comparable to those applicable at the Site.

Initial Term is the period from the Commencement Date to be determined by the parties prior to the initiation of Phase 3.

Insolvent means, in respect of a party, that it:

(a) has a Controller appointed to any part of its property;

(b) is in receivership, in receivership and management, in liquidation, in provisional liquidation, under administration or wound up or has had a receiver or a receiver and manager appointed to any part of its property;

(c) is subject to any arrangement, assignment, moratorium or composition, protected from creditors under any statute or dissolved (other than to carry out a reconstruction or amalgamation while solvent on terms approved by the other party to this agreement);

Dispute is any dispute or difference arising under or in connection with this agreement or in providing the Mining Services on which the parties have failed to agree and which a party wishes to raise as an issue for the purposes of the Dispute Resolution Process.

Dispute Resolution Process is the process for resolving Disputes under clause 17.

Latent Conditions are physical conditions on the Site or its surroundings, including artificial things, but excluding weather conditions and the consequences of weather conditions, which differ materially from those physical conditions, which could reasonably have been anticipated by a competent and experienced contractor at the time of the Contractor’s tender before the Commencement Date if such contractor had:

(a) examined all information made available in the Pre-Contract Information or other information relevant to the risks and contingencies involved in undertaking this agreement and obtainable by the making of reasonable enquiries; and

(b) inspected the Site and its surroundings and the physical conditions, geology and geotechnical characteristics of the Mine and its surroundings (including water, atmospheric and sub-surface conditions or characteristics); which conditions cannot be overcome by the Contractor in the ordinary course of providing the Mining Services by the application of Good Industry Practice and proper construction procedure.

Law is Mexican and State legislation including regulations, by-laws and other subordinate legislation, Authority requirements and guidelines of the Mexican, the Nominated State and local governments and Authorities with which the Contractor is legally required to comply, and common law and equity.

Major Plant and Equipment Item or Item is any item of Contractor’s Plant and Equipment with a capital value exceeding $200,000, or such higher amount as the Principal’s Representative may prescribe.

Mine is pre-determined sections of Solidaridad I & II of the Concession Rights (based on satellite imaging and Principal’s 43.101 reports) that is located on the Site at which the Contractor is to provide Mining Services pursuant to this agreement.

Mining Services are the mining and related services described in Schedule 2 and, where the context permits, includes the performance and observance of the Contractor’s other obligations under this agreement.

Mining Titles are those Authorizations which give the Principal the right to conduct mining operations on the Site, including: the instruments issued under the Law of the Nominated State permitting or relating to mining on the Site and carrying away the mined material, including the Mining Concessions; and

(a) the real property instruments under which the Principal enjoys access to the Site.

Necessary Insurances is, for the Principal, the Principal’s Insurances and, for the

Contractor, the Contractor’s Insurances.

Nominated State is the State or Territory of Mexico in which the Mine is situated.

Nominated Stockpile Level is the level of stockpiles of Ore nominated in the Production Schedule or as varied from time to time by the Principal’s Representative.

Ore is the mineral mined and delivered from the Mine which meets the standards specified in Schedule 9 designated as such by the Principal in its sole discretion.

Performance Criteria are the performance criteria set out in Schedule 11, section

5.

Pre-Contract Information comprises the documents listed in Schedule 3.

Principal’s Facilities are the Principal’s facilities at the Commencement Date as listed in Schedule 6 provided by the Principal to the Contractor free of charge for use in conjunction with the Mining Services, and including all fixtures, fittings and other improvements of the Principal presently situated on or about the Site or used in conjunction with the Site.

Principal’s Insurances are the insurances, which the Principal must obtain and maintain during the Term, the terms and conditions of which are set out in Schedule 8, section 1.

Principal’s Mine Plan is the long term life of mine plan prepared by the Principal annexed as Exhibit B, which describes the sequencing of mining Ore from the Site during the Term and beyond for the life of mine, and which incorporates the key parameters for mining, including mining sequence plans, landform designs, access and haulage roads, as amended by the Principal in accordance with this agreement, and which provides for extraction of Ore within the Production Requirements Range.

Principal’s Representative is the representative of the Principal appointed as its agent to carry out the functions allotted to the Principal’s Representative under this agreement.

Processing Plant is all buildings and infrastructure established for the processing of Ore and includes the Ore pad and associated crushing systems, conveyor stockpiles, train loading system, offices, workshops and adjacent fines recovery area, which will be constructed by Contractor subject to the Phases of this Agreement and owned by Principal. The size and production capacity of the Processing Plant will be determined by the parties after completion of Phase 1 of the Mining Services.

Production Requirements Range is the range of Ore extraction established by the Principal per period as set out in Schedule 11, section 2.

Production Schedule is the production schedule referred to in Schedule 11, section 3, that sets out on a monthly basis the volumes of Ore and Waste within the Production Requirements Range to be mined and delivered by the Contractor to the Processing Plant or stockpile, as amended from time to time by the Principal.

Project Intellectual Property is all Documentation and literary, artistic works and other copyright works, inventions, discoveries, improvement to existing inventions or processes and novel designs, whether or not registrable as designs or patents throughout the world, created in providing the Mining Services which specifically relate to the Site, including any development or improvement to equipment, technology, methods, processes or techniques made by the Contractor during or arising out of the provision of the Mining Services by the Contractor.

Project Management Group is the group referred to in clause 6.3 comprising the

Principal’s Representative and the Contractor’s Representative.

Safety Management Plan is the plan referred to in Schedule 3, section 5.

Schedule of Rates is the schedule of rates set out in Schedule 15.

Separate Contractors are contractors (other than the Contractor) engaged by the Principal for carrying out any works or services (including the Mining Services of whatever nature at or in the vicinity of the Site (including any contractors carrying out the excluded mining services described in Schedule 2 but specifically excluding all of the Principal’s employees).

Service Fee is the service fee calculated as set out in Schedule 14.

Site is the whole of the lands as described in Schedule 1 and the plan of Mine Site annexed as Exhibit A and includes any additional parcels or areas of land used from time to time in conjunction with that land.

Statutory Manager means the person appointed by the Principal as the manager,

or equivalent supervisory role, responsible for occupational health, safety, welfare or mine management at the Site as required by Law.

Term is the period commencing from the Commencement Date until the earlier of the expiry of the Initial Term or, if there is an Extended Term, the expiry of the Extended Term.

Termination Event is the occurrence of any one or more of the events deemed to be a Termination Event under this agreement.

Valid Tax Invoice is an invoice, which complies with Law relating to the production and form of tax invoices for those purposes.

Variation occurs if:

(a) the Principal requires a change to the scope, timing or scheduling of the

Mining Services, including omitting part of the Mining Services; or

(b) the Principal requires a material change to the Production Requirements Range, the Performance Criteria or any of the plans or schedules set out in Schedule 11, including a material change to the mine design, method of mining or the run of mine Ore sequencing;

(c) compliance with a Law requires a change to the Mining Services; or

(d) during provision of the Mining Services, the Contractor encounters Latent Conditions which require a change to the Mining Services or to the Production Requirements Range, or the Performance Criteria or any of the plans or schedules set out in Schedule 11 and which is accepted by the Principal.

Waste is soil, rock and other material, other than Ore, which is required to be mined or removed from the land in or adjacent to the Site as part of the Mining Services.

Year means a period of 12 consecutive months from 1 January in each year during the Term with appropriate adjustment:

(a) where the Commencement Date does not fall on the first day of any such period, to the first Year in the Term; and

(b) where the day on which this agreement expires or terminates is not the last day of any such period, to the last Year in the Term.

1.2 Interpretation

In this agreement (unless the context otherwise requires):

(a) a reference to a part, clause, schedule, exhibit and annexure refers to them of, in and to this agreement;

(b) a reference to this agreement includes all schedules, exhibits and annexures to this agreement;

(c) a reference to a court is to a Mexican or Miami, FL United States court; (d) the singular includes the plural and vice-versa;

(e) a reference to any legislation or legislative provision includes any statutory modification or re-enactment of, or legislative provision substituted for, and any subordinated legislation issued or made under, that legislation or legislative provision;

(f) headings do not affect the interpretation of this agreement;

(g) a reference to any party includes that party’s executors, administrators, substitutes, successors and permitted assigns;

(h) a reference to a day, month or year is relevantly to a calendar day, calendar month or calendar year;

(i) a reference to a business day is to a day on which trading banks are open for business in the capital city of the Nominated State;

(j) a reference to $, Pesos or dollars is to the lawful currency of the United

Mexican States;

(k) a reference to USD is United States dollars.

(l) a reference to an agreement, deed, instrument or other document includes the same as amended, novated, supplemented, varied or replaced from time to time; and

IMAGE OMITTED(m) the expressions “including”, “includes” and “include” have the meaning as if followed by “without limitation”.

2 Warranties and acknowledgments

2.1 Warranties as to capacity and performance

(a) Each party warrants that it has the power to execute, deliver and perform its obligations under this agreement and all necessary corporate and other action has been taken to authorize that execution, delivery and performance.

(b) The Contractor warrants it has the necessary expertise, experience and capability including sufficient and competent managers, engineers, supervisors, foremen, tradespersons and other personnel to provide the Mining Services efficiently and expeditiously and to operate the Mine in accordance with this agreement.

(c) The Contractor warrants and agrees that it must perform the Mining

Services in accordance with the Law and:

(i) in a competent, proper and workmanlike manner;

(ii) exercising a reasonable standard of skill, diligence and care; and

(iii) to a standard equal to or better than Good Industry Practice.

2.2 Acknowledgments

(a) The Contractor acknowledges that it has been allowed adequate access to the Site, has had sufficient time to review thoroughly the Pre-Contract Information and has carried out its own investigations of the Site, its surroundings and the Principal’s Facilities before the Commencement Date sufficient to reach its own conclusions as to the physical conditions, geology and geotechnical characteristics of the Mine and its surroundings (including water, atmospheric and sub-surface conditions or characteristics).

(b) The Contractor acknowledges that failure by it to inspect, test and fully inform itself regarding the Site, and other information relating to local and other conditions referred to in the Pre-Contract Information does not relieve the Contractor of its liability to perform this agreement in accordance with its terms.

(c) The parties acknowledge that, on or before the Commencement Date, they have undertaken surveys to quantify the work in progress and pre- contract disturbance in the format set out in Schedule 12. The Contractor must report against Schedule 12 annually, which reports may be used at the end of the Term to quantify any Service Fee adjustments.

IMAGE OMITTED(d) Neither the Principal nor the Principal’s Representative is liable in contract, tort or otherwise for any damage, expense, loss or liability suffered or incurred by the Contractor however caused in respect of providing or failing to provide any information to the Contractor, except for information provided to the Contractor that the Principal is aware is inaccurate or incorrect, in which case such liability is limited to the Principal only and no liability of any kind applies to the Principal Representative.

3 Contractor’s primary service obligations

3.1 Contractor’s primary obligation

The Contractor’s primary service obligation is to provide the Mining Services to: (a) Immediate use of high-tech satellite imaging to identify mineralization and confirm the two previous drilling campaigns.

(b) Develop the necessary infrastructure to conduct full-scale mining operations on the mining concessions known as Solidaridad I and/or Solidaridad II within the Concession Rights, including establishment of roads, water, power (electricity) and staging area for employees on site.

(c) Construct the Processing Plant on behalf of the Principal capable of processing and conduct all surface mining and sub-surface (underground) mining and build out of processing facilities.

(d) develop the Mine, extract Ore and Waste and haul, stockpile and produce Ore from the Mining Titles safely and efficiently during the Term in a timely manner within the Production Requirements Range in accordance with the plans and schedules set out in Schedules 2 and 11 and all Authorizations; and

(e) where required, break down and crush Ore to the required size in accordance with this agreement.

(f) The parties will agree on a marketing and/or sales strategy at the point of concentration.

3.2 Provision of Mining Services

(a) The Contractor must provide the Mining Services safely and produce Ore in accordance with the Production Requirements Range, Performance Criteria and the plans and schedules set out in Schedule 11 and perform all its other obligations under this agreement during the Term in a timely manner.

(b) If the Contractor fails to achieve the Performance Criteria set out in Schedule 11 for a continuous period of 6 months, a Termination Event is deemed to occur and continue until the breach is remedied or this agreement is terminated, whichever is the sooner.

3.3 Safety requirements

(a) The Contractor is responsible for the occupational health and safety at all times of all personnel engaged by it (including its employees, subcontractors and their respective employees working or attending at any work place under the Contractor’s control) in connection with the operation of the Mine.

(b) The Contractor must provide the Safety Management Plan to the Principal’s Representative no later than 3 months from the Commencement Date for the approval of the Principal’s Representative, and must maintain, administer and comply with the Safety Management Plan and any other safety management plan required by this agreement or by Law.

(c) The Contractor must ensure that the Mining Services are carried out in a safe manner in compliance in all respects with the Law.

(d) The Contractor must, and must ensure, at no additional cost to the Principal, that all Contractor’s personnel promptly obey all directions and instructions given by the Statutory Manager relating to the safety of persons or property, or to the proper compliance with any Law which it is the duty of the Statutory Manager to enforce. The decision of the Statutory Manager is final and any such directions or instructions he or she may give must be obeyed in the manner he or she directs. If there is any inconsistency, this clause 3.3(d) prevails over all other provisions of this agreement.

(e) If the actions or omissions of the Contractor under this clause expose the Principal to liability for breach of statutory duty or negligence, a Termination Event is deemed to occur and continue until the breach is remedied or this agreement is terminated, whichever is the sooner.

3.4 Safety of Contractor’s Plant and Equipment

(a) The Contractor must ensure that all Contractor’s Plant and Equipment used in providing the Mining Services are maintained in a safe and working order and in compliance with Law.

(b) If the Principal’s Representative considers that any Contractor’s Plant and Equipment is unsafe for use in providing the Mining Services, or not in working order, or not in compliance with the Law, the Principal’s Representative may direct the Contractor to:

(i) cease using that Contractor’s Plant and Equipment until it has been brought into a safe and working order and into compliance with the Law; or

(ii) replace that Contractor’s Plant and Equipment with Contractor’s Plant and Equipment, which is in a safe and working order and in compliance with the Law.

(c) If the Contractor fails to comply with a direction to cease using that Contractor’s Plant and Equipment, the Principal may perform or have performed the obligation on the Contractor’s behalf and the costs and expenses incurred by the Principal are recoverable from the Contractor as a debt due to the Principal.

3.5 Environmental obligations

(a) The Contractor must at all times achieve standards of excellent environmental care and management in providing the Mining Services under this agreement.

(b) The Contractor must provide to the Principal’s Representative all plans relating to the management of environmental management system, mine water and rehabilitation at the Site, or any of them, required as part of the Mining Services or by Law as soon as possible after the Commencement Date and must obtain the Principal’s Representative’s approval to them, and must maintain, administer and comply with such plans at all times.

(c) The Contractor must provide the Mining Services and perform its other obligations under this agreement in a manner so as to avoid causing unlawful pollution of the Site and its surroundings. In this clause 3.5, “pollution” includes contamination, pollution, hazardous or toxic substances or emissions (including noise and dust emission) or other like matters.

(d) The Contractor must at its cost clean up any unlawful pollution of the Site and its surroundings caused in the provision of the Mining Services or the performance of its other obligations under this agreement.

IMAGE OMITTED(e) Where the Contractor infringes any environmental consent or Authorization for the Site and causes an infringement notice and fine or other impost to be levied on the Principal, the Contractor must pay the Principal the amount of the fine or impost within 14 days.

4 Principal’s obligations

4.1 Authorizations relating to Principal’s ownership or use of the Site

The Principal must at all times during this agreement at its cost:

(a) secure and maintain the grant of all mining leases and other mining tenements required for performance of the Mining Services, pay all rentals payable under these leases and tenements and comply with the conditions of these leases and tenements;

(b) pay all environmental license fees and management systems fees payable in respect of the Mine;

(c) provide all bonds, guarantees and charges payable in relation to the obligations set out in sub-clauses (a) and (b) of this clause;

(d) obtain all approvals necessary under the Title Legislation for the performance of the Mining Services;

(e) comply with its obligations under the Law, the Mining Titles and the

Authorizations; and

(f) pay all local authority rates (including water charges), levies and charges in respect of the Mine and pay all industry levies in relation to the Mine.

IMAGE OMITTEDIf there is a breach of this clause by the Principal for a continuous period of 1 month, a Termination Event is deemed to occur and continue until the breach is remedied or this agreement is terminated, whichever is the sooner.

5 Access to Site

5.1 Access to Mine and Site security

(a) The Principal has made access to the Site and make the Mine available to the Contractor sufficient for it to commence mining when required under this agreement.

(b) As from the Commencement Date, the Contractor must control access to, and arrange for proper security for the Mine. The Contractor must provide safe access to the Mine at all times during the provision of the Mining Services for the Principal, the Principal’s Representative and any other person authorized by the Principal’s Representative (including Separate Contractors).

5.2 Prohibited use of the Mine

The Contractor must not, without the Principal’s Representative’s written consent: (a) use or allow the Mine to be used for any purpose other than for the provision of the Mining Services;

(b) undertake or permit any structural improvements to the Mine or other capital works in relation to the Mine; or

(c) do or allow any act or omission on the Site which may result in any breach or revocation of the Mining Titles or any other Authorizations.

5.3 Separate Contractors

(a) The Contractor acknowledges that Separate Contractors may be present on the Site during the provision of the Mining Services by the Contractor.

(b) The Contractor must co-operate with any Separate Contractors and co- ordinate its work with the Separate Contractors’ work to minimize any interference with or delays to any Separate Contractors’ work.

(c) The Contractor must comply with all written directions from the Principal’s Representative regarding Separate Contractors and their work, and allow any Separate Contractors engaged by the Principal to use the amenities, facilities and Mining Services which are available for use on the Site.

(d) The Contractor is entitled to reasonable compensation for delays or disruption caused by the work of the Separate Contractors or compliance with its obligations under this clause, for example, by payment based on any standby rate listed in the Schedule of Rates.

5.4 Article 27 of the Mexican Constitution by the Secretaria de Economia

(Ministry of Economy)

(a) The Contractor acknowledges that the Principal has entered, or may enter, into agreements with various third parties (including local Aboriginal communities) in respect of Article 27 of the Mexican Constitution by the Secretaria de Economia (Ministry of Economy) title issues applicable to the Site and its surrounds and the operation of the Mine as required by Title Legislation.

(b) The Contractor must not liaise (including any form of communication) with any of those parties without the Principal’s Representative’s prior written approval.

(c) The Contractor must not damage or destroy an item on the Site or its surrounds which is of an Article 27 of the Mexican Constitution by the Secretaria de Economia (Ministry of Economy) title nature or disturb any designated area identified in the Principal’s Mine Plan without the Principal’s Representative’s prior written approval.

(d) If the Contractor discovers any item on the Site or its surrounds which is of an Article 27 of the Mexican Constitution by the Secretaria de Economia (Ministry of Economy) title nature, the Contractor must promptly inform the Principal’s Representative in writing and seek the Principal’s Representative’s instructions in dealing with such an item.

5.5 Gems, fossils, crystals and semi-precious stones

IMAGE OMITTEDThe Contractor undertakes to report promptly to the Principal the discovery of any gems, fossils, crystals and semi-precious stones found on the Site, which it acknowledges are the property of the Principal, and to secure any such discovered items.

6 Representation and meetings

6.1 Principal’s Representative

The Principal appoints the Principal’s Representative as its agent to monitor the performance of the Contractor and ensure compliance of the Contractor with its obligations under this agreement. The Principal’s Representative at the

Commencement Date is the person described in the Details. The Principal’s Representative may, by notice to the Contractor’s Representative, delegate all or any of its functions under this agreement. The Principal may by notice to the Contractor remove the Principal’s Representative and appoint another person in his or her place.

6.2 Contractor’s Representative

The Contractor appoints the Contractor’s Representative as its agent for the performance of its obligations under this agreement. The Contractor’s Representative at the Commencement Date is the person described in the Details. The Contractor’s Representative may, by notice to the Principal’s Representative, delegate all or any of its functions under this agreement. The Contractor may by notice to the Principal remove the Contractor’s Representative and appoint another person in his or her place.

6.3 Project Management Group

The Principal’s Representative and the Contractor’s Representative together form the Project Management Group. The function of the Project Management Group is to discuss and seek to resolve any question or matter arising under this agreement. For this purpose, the Principal’s Representative and the Contractor’s Representative are appointed to be the duly constituted agent of the Principal and of the Contractor respectively.

6.4 Site meetings

The Contractor must convene meetings of the Project Management Group on Site to discuss progress of delivery of the Mining Services at least monthly at such regular time, day of the week and place as may be agreed by the Contractor and the Principal. The Site meetings must be attended by the Principal’s Representative and the Contractor’s Representative, or their delegates, and such other persons as either of them may invite. The Contractor must also convene any other meetings of the Project Management Group at any place reasonably required by the Principal.

6.5 Meeting procedure

The Contractor must prepare the agenda for each meeting of the Project Management Group, which must always include as an item a report by the Contractor’s Representative on progress against the mining plans and schedules for which the Contractor is responsible under this agreement. The Contractor must also keep minutes of each meeting and circulate them to all participants within 1 week of a meeting.

6.6 Consultants and advisers

IMAGE OMITTEDThe Principal and the Principal’s Representative may, for the assistance of the Project Management Group or otherwise, at the cost of the Principal, seek such advice and assistance from independent consultants and advisers, as the Principal considers necessary.

7 Personnel and subcontracting

7.1 Personnel

(a) The Contractor must ensure that all Mining Services are executed by, and under the supervision of, appropriately qualified, experienced and skilled personnel.

(b) The Principal’s Representative may direct the Contractor to remove from the Site, or from any activity connected with the Mining Services, any person employed in connection with the Mining Services who, in the reasonable opinion of the Principal’s Representative, is guilty of misconduct, is incompetent or negligent or who works in an unsafe manner.

7.2 Subcontracting

(a) The Contractor may, with the prior written approval of the Principal’s Representative (which approval must not be unreasonably withheld), enter into subcontracts, at its sole cost, risk and expense, for the vicarious performance of any part (but not the whole) of the Mining Services.

(b) The Contractor must manage the performance of each subcontractor to ensure the quality and timeliness of its performance to meet the requirements of this agreement for the Mining Services.

(c) The Contractor’s responsibilities or obligations under this agreement are not lessened or otherwise affected by subcontracting the performance of those obligations or the Principal giving, or failing to give, its approval under sub-clause (a).

(d) The Contractor must ensure that all subcontracts for the Mining Services adequately address all industrial relations, safety, environmental and programming issues relevant to the Mining Services (including compliance with Law).

7.3 Industrial relations

(a) The Contractor must, and must ensure that its subcontractors comply with all applicable Mexican and state industrial Laws.

(b) The Contractor must regularly consult with the Principal’s Representative throughout the performance of the Mining Services on any industrial relations issues which may arise and in particular its negotiation of workplace and enterprise bargaining agreements or other industrial agreements with its employees who are engaged in performing any part of the Mining Services or the Contractor's other obligations under this agreement.

IMAGE OMITTED(c) The Contractor must, in the event of any industrial disputes involving the Contractor’s workforce on the Site (but not the Principal’s employees), ensure that the continuous operation of the Processing Plant is not prevented.

8 Mine Plans and Production Schedules

8.1 Principal’s Mine Plan

(a) The Principal must provide the Contractor with the Principal’s Mine Plan.

The Principal’s Mine Plan must provide for quantities of production of Ore within the Production Requirements Range. The initial Principal’s Mine Plan is annexed as Exhibit B.

(b) The Principal may review and vary the Principal’s Mine Plan as provided in Schedule 11. Any such update or modification must not result in the requirement to mine and extract Ore outside of the Production Requirements Range, unless the Contractor agrees in writing.

8.2 Production Schedule

(a) On or before the commencement of mining under this agreement and thereafter as provided in Schedule 11, the Principal must provide the Contractor with a Production Schedule.

(b) The Principal may review and vary the Production Schedule as provided in Schedule 11. Any such update or modification must not result in the requirement to mine and extract Ore outside of the Production Requirements Range, unless the Contractor agrees in writing.

8.3 Contractor’s Mining Plans and Schedules

(a) The Contractor must undertake detailed mine planning for the Mining Services, within the requirements of the Principal’s Mine Plan and Production Schedule, and develop the detailed mining plans and schedules required of the Contractor under Schedule 11. The Contractor must provide any such plans and schedules to the Principal promptly at the times set out in Schedule 11.

IMAGE OMITTED(b) The Contractor may review and vary the Contractor’s mining plans and schedules as provided in Schedule 11. Any such update or modification must not result in the requirement to mine and extract Ore outside of the Production Requirements Range or be inconsistent with the Production Schedule, or Principal’s Mine Plan, unless the Principal agrees in writing.

9 Systems, records, reports and budgets

9.1 Quality management system

(a) The Contractor must progressively plan, establish and maintain a quality management system which generally conforms to the requirements of the ISO 9000 series of documents and provide each of its subcontractors and the Principal’s Representative with access to the quality management system of the Contractor.

(b) Any such quality management system may be used only as an aid to achieving compliance with this agreement and to document such compliance and does not relieve the Contractor of any responsibilities or obligations under this agreement.

9.2 Maintenance of records

The Contractor must keep and maintain:

(a) an adequate internal control system (including policies, controls and procedures) for effective planning, performance and reporting;

(b) records and Documentation;

(c) books of account in accordance with accounting principles generally accepted in Mexico; and

(d)	any other information as agreed by the parties from time to time relating to the provision of the Mining Services and the Contractor’s performance of its other obligations under this agreement.

9.3 Reporting on provision of Mining Services

(a) The Contractor must provide to the Principal reports for each day, week and month on matters relating to the performance of Mining Services under this agreement with the content and in the format set out in Schedule 13 (or as otherwise approved by the Principal’s Representative) which format must be compatible with the Principal’s software and management systems (as reasonably notified by the Principal).

(b) The Contractor must provide reports to the Principal on any other matter, which in the Principal's reasonable opinion is of significance to the Mining Services.

(c)	All data contained in any report provided by the Contractor will become the property of the Principal, but the Principal will not under this clause obtain any right or interest in any systems, procedure or software used to capture, manipulate or present that data.

9.4 Inspection records

(a) The Contractor must make available to the Principal or any person appointed by the Principal for examination, Pesosit, inspection, transcription and copying at all times on an open book basis all books of accounts and records, including survey records, maintained by the Contractor relating to the Mining Services.

IMAGE OMITTED(b) Upon the expiration of the Term or earlier termination of this agreement, the Contractor must give the Principal all Documentation maintained by it, which is necessary for the orderly continuance of the provision of the Mining Services.

10 Payment

10.1 Principal’s payment obligation

(a) Subject to the proper performance of the Mining Services, the Principal must pay the Contractor the Service Fee calculated in accordance with Schedule 14.

(b) The Contractor accepts the payment of the Service Fee in accordance with this agreement as full payment for the provision of the Mining Services and the performance of its other obligations under this agreement.

10.2 Taxes

IMAGE OMITTED(a) Unless otherwise expressly provided in this agreement, the Contractor must pay all taxes including sales tax, payroll tax, fringe benefits tax, levies, duties and assessments due in connection with the provision of Mining Services and the Contractor’s performance of its other obligations under this agreement.

11 Variation to and Review of Schedule of Rates

11.1 Variations

(a) If either party wishes to effect a Variation, it must give written notice of the details of the proposed Variation to the other, in which case the Principal’s Representative must within 10 business days after he or she receives a notice from the Principal under this paragraph, or after he or she receives a notice from the Contractor under this paragraph that the Principal in its absolute discretion approves, give a direction to the Contractor of the changes to the Mining Services and of any consequent changes to the Service Fee or the Schedule of Rates or the Performance Criteria or the plans or schedules set out in Schedule 11 (if any) accepted by the Principal, in its sole discretion.

(b) In giving notice of the required Variation, the Principal’s Representative must not direct the Contractor to carry out Mining Services beyond the capacity of the Contractor’s Plant and Equipment or the Principal's Facilities or the Processing Plant.

(c) If the parties are unable to agree on an adjustment to the Service Fee or the Schedule of Rates in respect of a change to the scope of the Mining Services or the Production Requirements Range or the Performance Criteria or the plans and schedules set out in Schedule 11 (if applicable), the Principal’s Representative must determine the amount of the adjustment (if any) that is, in his or her opinion, appropriate. In making its determination, the Principal’s Representative must have regard to the cost of the work and the materials and the Contractor’s Plant and Equipment to be added or omitted as a result of the Variation valued:

(i) on the basis of rates agreed between the Contractor and the

Principal or, where applicable, the Schedule of Rates; and

(ii) otherwise on the basis of any other appropriate data which reflects the Contractor’s actual, direct, proven and reasonable cost for carrying out the Mining Services plus any applicable profit margin referred to in the Schedule of Rates or otherwise a reasonable profit margin.

(d) If the Contractor receives a notice of Variation in accordance with this clause, the Contractor must perform its obligations under this agreement in accordance with the changed scope and changed Production Requirements Range, Performance Criteria and plans and schedules set out in Schedule 11 (as applicable). If the changes require the omission of any of the Mining Services, the Principal may have the omitted Mining Services carried out by itself or others or not, as it sees fit.

(e) If the Contractor does not accept the adjustment to the Service Fee or the Schedule of Rates as a result of a change to the scope of the Mining Services or a change in the Production Requirements Range or the Performance Criteria or any of the plans and schedules set out in Schedule 11, the Principal or Contractor may, by notice in writing to the other, raise this as a Dispute to be resolved in accordance with the Dispute Resolution Process (but excluding any reference to mediation).

(f) The Contractor must not vary the Mining Services except as directed by the Principal or approved in writing under this clause by the Principal. If the Contractor requests the Principal to approve a Variation for the convenience of the Contractor (other than for Latent Conditions or a change in the Law) the Principal may, in its absolute discretion, do so in writing and the Contractor is not entitled to any payment or other claim in respect of such Variation.

11.2 Review of Schedule of Rates in Review Period

(a) Subject to sub-clause (b) of this clause, the Project Management Group must, during each Review Period, review the rates set out in the Schedule of Rates (other than any profit margin referred to in the Schedule of Rates) and use their best endeavors to agree in good faith on the rates to apply for the 3 Year period immediately following the Review Period (or, in respect of the last Review Period, the balance of the Term) until the subsequent Review Period.

(b) The parties acknowledge that the Schedule of Rates will only be reviewed in the Review Period and only in the following conditions:

(i) substantial changes to the stripping ratio as directed by the

Principal’s Representative in respect of the applicable 3 Year period;

(ii) changes in Ore production types leading to more selective mining of Ore than that referred to in the Production Schedule;

(iii) major changes to the Contractor’s Plant and Equipment if directed by the Principal;

(iv) change in the production from the Mine that is greater by 20% or more, or less by 10% or more, of the Production Requirements for that Year;

(v) any renegotiation of any industrial agreement involving the Contractor’s employees following expiry of an existing workplace or enterprise bargaining agreement in accordance with its terms, which results in substantial changes in labor costs in providing the

Mining Services; and

(vi) any significant change in the costs of materials and consumables used in the provision of the Mining Services.

(c) If the Project Review Group is unable to agree on the rates within 30 days from the end of a Review Period, the Principal or Contractor may by notice in writing to the other raise the issue of the rates as a Dispute to be resolved in accordance with the Dispute Resolution Process (but excluding any reference to mediation).

11.3 Review of Rates at any time

Notwithstanding any other provision in this clause 11, the Project Management Group may, at any time, review and revise the rates in the Schedule of Rates if, and only if, it is a result of any of the following matters:

(a) any extension of the Term;

(b) any change or addition to the Law relating to the Mining Services or the performance of the Contractor's other obligations under this agreement;

(c) any material change in the costs incurred by the Contractor in the performance of the Mining Services1 which could not reasonably have

IMAGE OMITTEDbeen anticipated by the Contractor at the time of the Contractor’s tender; (d) any amendment or addition to the Mining Titles; and

(e) any direction given by an Authority.

12 Authorizations and compliance with Law

12.1 Authorizations to be obtained by the Principal

The Principal must at its cost obtain and maintain during the Term all the Authorizations, which relate to the Principal’s ownership or right to occupation or use of the Site as set out in Schedule 5, section 1. If the Principal fails to maintain all such Authorizations required to be obtained by it, a Termination Event is deemed to occur and to continue until the breach is remedied or this agreement is terminated, whichever is the sooner.

12.2 Authorizations to be obtained by the Contractor

The Contractor must at its cost obtain and maintain during the Term, unless the Principal otherwise requires, all Authorizations required for performance of the Mining Services, including the construction and operation of the Processing Plant, and the Contractor's other obligations under this agreement as set out in Schedule

5, section 2. If the Contractor fails to maintain all the Authorizations required to be obtained by it, a Termination Event is deemed to occur and to continue until the breach is remedied or this agreement is terminated, whichever is the sooner.

12.3 Conditional Authorizations

Where any Authorization required to be obtained by the Contractor under this agreement is or is proposed to be issued or varied subject to terms and conditions which affect the Principal’s rights and obligations at Law, the Contractor must:

(a) keep the Principal’s Representative fully informed; (b) consult fully with the Principal’s Representative; and

(c) comply with the Principal Representative’s reasonable directions,

with respect to the Authorization and the procedures relating to its issue or variation (including the lodgment of applications, objections or appeals to and negotiations with any relevant Authority).

12.4 Compliance with Law

The Contractor must:

(a) comply with the Law when performing its obligations under this agreement including the Mining Titles, all planning permissions relating to the Site and the conditions of all Authorizations;

(b) comply with all the relevant guidelines issued by Authorities and relevant Mexican Standards in respect of the Site or the performance of the Mining Services and its other obligations under this agreement; and

(c) promptly give the Principal’s Representative copies of all relevant documents issued by Authorities.

12.5 Compliance with directions

(a) The Contractor must comply with all directions reasonably given by the Principal or the Principal’s Representative consistent with this agreement when providing the Mining Services and performing its other obligations under this agreement.

(b) If the Contractor considers that a direction given by the Principal’s Representative will constitute a Variation, the Contractor may notify the Principal’s Representative in writing, in which case the Principal’s Representative will give written notice to the Contractor under clause

11.1(a) as soon as practicable but in any event within 10 business days

(including notice as to the proposed change to the Service Fee).

12.6 Principal's Representative giving directions

IMAGE OMITTEDWhere the Principal's Representative is required or permitted to give a direction under this agreement, the Principal's Representative must act honestly and reasonably and must so act within the time specified or, if no time is specified, within a reasonable time.

13 Plant and Equipment and consumables

13.1 Provision of Major Plant and Equipment

(a) The Contractor must submit a written request for approval to the Principal’s Representative before acquiring, hiring, leasing, transferring or replacing any Major Plant and Equipment Item for use in connection with the Mining Services, whether as Contractor’s Plant and Equipment or otherwise. All such requests for approval must contain:

(i) details of the number, model and size of the Major Plant and

Equipment Item, and

(ii) if the Item is to be acquired, transferred or replaced, details of the ownership costs (including the depreciation values of that item), maintenance history and mechanical Pesosit reports for that Major Plant and Equipment Item; and

(iii) if the Item is to be hired or leased, identity of the owner/hirer, the hire or lease rate and the expected period of hire or leasing.

(b) Approval of the Contractor’s request must be given in writing on a timely basis by the Principal’s Representative and must not be unreasonably withheld. Any approval may be given subject to conditions. The Principal’s Representative must provide written reasons for any non- approval of such request.

(c) The Contractor must provide a report in the month following each anniversary of the Commencement Date reporting on actual maintenance work carried out in respect of all Major Plant and Equipment Item used by the Contractor in providing the Mining Services.

13.2 Register of Contractor’s Plant and Equipment

The Contractor must establish and maintain during the Term an asset register of the Contractor’s Plant and Equipment, which sets out in reasonable detail:

(a)	identification details for every item of Contractor’s Plant and Equipment used in providing the Mining Services;

(b)	whether the Contractor’s Plant and Equipment is owned, leased or hired by the Contractor and, if leased or hired, who owns that plant and equipment and whether it is encumbered (and if so, reasonable details in this regard); and

(c)	all other information necessary for or relevant to the safe and efficient operation, maintenance and repair of the Contractor’s Plant and Equipment.

13.3 Processing Plant and Principal’s Facilities

(a) It is understood and agreed that Contractor, at its sole cost and expense, is required to under Phase 3 of the Mining Services to build and construct the Processing Plant on behalf of Principal. In this regard, Contractor hereby agrees that it will execute all documentation, including bills of sale and the like, necessary to convey ownership in and to the processing Plant to Principal.

(b) The Principal must provide the Principal’s Facilities for use by the

Contractor free of charge for the performance of the Mining Services.

(c) The Contractor must at its own cost carry out general maintenance of the

Principal’s Facilities during the Term.

13.4 Replacement and disposal of the Principal’s Facilities

The Contractor acknowledges that:

(a) an item of the Principal’s Facilities may require replacement during the Term because it has exceeded its useful life, or is no longer required for the Mining Services;

(b) the Contractor must not replace, sell or otherwise dispose any item of the Principal’s Facilities (including salvaging the parts of any of the Principal’s Facilities) without the written approval of the Principal’s Representative; and

(c) the sale of or disposal of any item of the Principal’s Facilities is the sole responsibility of the Principal.

13.5 Removal of Contractor’s Plant and Equipment

(a) The Contractor must not remove any item of Contractor’s Plant and Equipment from the Site during the Term without the prior written consent of the Principal’s Representative, which consent may not be unreasonably withheld or delayed.

(b) On the expiration of the Term, the Contractor must at its own cost remove from the Site all the Contractor’s Plant and Equipment and make good any damage caused to the Site by that removal.

13.6 Use of Contractor’s Plant and Equipment by Principal after termination

If following the early termination of this agreement for any reason (other than the Principal’s default) the Principal requires the use of any of the Contractor’s Plant and Equipment for the purposes of carrying on mining-related activities on the

Site, the Principal may by notice in writing to the Contractor given within a reasonable time before the Contractor’s Plant and Equipment is removed from the

Site, require the Contractor to allow the Principal or its nominee to use any items of the Contractor’s Plant and Equipment for the above purpose on the following terms:

(a) the Principal is entitled to use the items of the Contractor’s Plant and Equipment until the Principal has had a reasonable time to replace the items from any reasonably available alternative source; and

(b) the Principal must pay the Contractor reasonable compensation for the use of the items of the Contractor’s Plant and Equipment during the period that the items are used by the Principal following termination of this agreement, having regard to the actual costs of owning and operating the items.

13.7 Consumables

IMAGE OMITTED(a) The Contractor must supply all consumables (including fuel, explosives and the like) required for the performance of the Mining Services and its other obligations under this agreement.

14 Risk of loss or damage and insurance

14.1 Responsibility for care of the Mine

(a) The Contractor is responsible for the care of the Mine and the Processing Plant from the time when the Principal makes the Mine available to the Contractor to the expiry of the Term.

(b) The Contractor must promptly make good loss from, or damage to, any part of the Mine and the Processing Plant by the Contractor or any of its employees, subcontractors or agents while it is responsible for its care. If and to the extent the Principal, its employees, subcontractors or agents are responsible for loss or damage, the repair or reinstatement of the Mine and the Processing Plant is at the cost of the Principal.

(c) If the Contractor or any of its employees, subcontractors or agents damage property of a third party in carrying out the Mining Services, the Contractor must promptly make good the damage and pay any compensation which the Law requires the Contractor to pay.

14.2 Insurance policies effected by the Principal

(a) The Principal warrants that it has, before the Commencement Date, effected or caused to be affected the Principal’s Insurances.

(b) The Principal must maintain the Principal’s Insurances from the Commencement Date until the expiry of the Term, ensure that all of the terms and conditions of the Principal’s Insurances and its obligations set out in Schedule 8, section 1 are complied with and pay all premiums, calls and deductibles when due.

14.3 Insurance policies effected by the Contractor

(a) The Contractor must, before commencing the provision of the Mining

Services, affect the Contractor’s Insurances.

(b)	The Contractor must maintain the Contractor’s Insurances from the Commencement Date until the expiry of the Term, ensure that all of the terms and conditions of the Contractor’s Insurances and its obligations set out in Schedule 8, section 2 are complied with and pay all premiums, calls and deductibles when due.

14.4 Common provisions

(a) If a party fails to effect or maintain the Necessary Insurances, the other party (Affected Party) may (at its absolute discretion) effect and maintain the Necessary Insurances (or any of them) and all costs and expenses incurred by the Affected Party are recoverable from the other party as a debt due.

(b) A party must, as it relates to the performance of the Mining Services and its other obligations under this agreement:

(i) promptly notify the other party of any proposed, amendment or endorsement to any of the Necessary Insurances which materially adversely affect the amount, scope or terms of such policy and not effect or consent to effect any such amendment or endorsement without first obtaining the approval in writing of the Affected party (such approval not to be unreasonably withheld);

(ii) ensure that all the conditions of the Necessary Insurances are complied with;

(iii) not do or omit to do anything which might vitiate, impair or derogate from the cover under any of the Necessary Insurances or which might prejudice any claim under any such policy; and

(iv) immediately notify the other party of any event which may result in any of the Necessary Insurances lapsing or being cancelled or avoided.

(c) A party must promptly and without delay:

(i) notify the other party and its Representative of any accident or damage likely to form the subject of a claim under the other party’s Necessary Insurances; and

IMAGE OMITTED(ii) give all information and assistance required by the other party, the other party‘s Representative and its insurers in respect of any claim made under the other party’s Necessary Insurances.

15 Indemnity

(a) Each party must indemnify the other party, its directors, employees and contractors (Indemnified Persons) from and against all damage, loss, expense or liability of any nature suffered or incurred by the Indemnified Persons (including any claims made by third parties) including:

(i) physical loss of or damage to property of the Indemnified Persons or any third party; and

(ii)	damage, loss, expense or liability in respect of personal injury, disease, illness or death, caused by that party’s breach of any term, provision, or representation of this agreement or its negligent act or omission.

(b) A party’s liability to indemnify the Indemnified Persons under this clause will be reduced proportionally to the extent that a negligent act or omission of any of the Indemnified Persons has contributed to the loss, damage, expense, injury, disease, illness, death or other liability.

(c) Except where a party, or its directors or employees, has committed fraud or an illegal act or omission or willful misconduct, a party’s liability to indemnify the Indemnified Persons for consequential, economic or indirect losses must not exceed the amount recoverable by that party under any insurance policy.

IMAGE OMITTED16 Force Majeure

(a) No party will be liable to the other for any failure in the performance or observance on its part of any obligation or condition expressed or implied in this agreement (other than an obligation to pay money) to the extent that such failure is attributable to an Event of Force Majeure which:

(i) affects the whole of the Site or a significant part of its operations at the Site; and

(ii) is not caused by any fault, act or omission of the party seeking to rely upon the protection of this clause.

(b) An Event of Force Majeure may be relied upon by a party only to the extent that it continues to directly affect the performance or observance of this agreement by that party and the party will resume performance and observance of this agreement as soon as practicable after termination or abatement of the Event of Force Majeure.

(c) A party affected by an Event of Force Majeure must:

(i) promptly notify the other party giving full particulars of the Event of Force Majeure and the probable delay in the performance or observance of the obligation or condition;

(ii) mitigate the effects of the Event of Force Majeure using all reasonable precautions and any reasonable alternative measures; and

(iii) resume performance of its obligations under this agreement as soon as practicable but, in any case, no later than 30 days, after termination or abatement of the Event of Force Majeure.

(d) A party affected by an Event of Force Majeure is not required to settle any strike, or other labor dispute on terms contrary to its wishes or contest the validity or enforceability of any Law or legally enforceable order by way of legal proceedings.

(e) If an Event of Force Majeure continues:

(i) for a continuous period of 60 or more days; or

(ii) for successive periods totaling 60 or more days within any period of 90 days,

either party may by notice in writing to the other raise the Event of Force Majeure as a Dispute to be resolved in accordance with the Dispute Resolution Process (whether the Event of Force Majeure affects that party’s or the other party’s observance or performance of this agreement) and failing:

(iii) resolution of the Dispute to the satisfaction of both parties; or

(iv) the final termination or abatement of the Event of Force Majeure, within 45 days of the notice raising the Event of Force Majeure as a

Dispute, a Termination Event is deemed to occur and to continue until the resolution of the Dispute or final termination or abatement of the Event of Force Majeure or termination of this agreement, whichever is the sooner.

(f) Notwithstanding the above, if an Event of Force Majeure affects only a discrete part of its operations at the Site or the provision of some of the Mining Services, the Event of Force Majeure is not a Termination Event and the Contractor must continue to perform its other obligations under

IMAGE OMITTEDthis agreement for the other parts of the Site.

17 Dispute resolution

17.1 Limitation on proceedings

The parties agree that it is a condition precedent to the commencement of any litigation proceedings by a party in respect of a Dispute under this agreement that the party has complied fully with the Dispute Resolution Process (regardless of the level or levels on which the Dispute has previously been considered) except where:

(a) the party seeks urgent interlocutory, injunctive or declaratory relief; or

(b) the other party has failed to observe the requirements of this clause and the party seeks to enforce compliance with the Dispute Resolution Process, in respect of the Dispute.

17.2 Dispute Resolution Process

(a) Where a Dispute arises between the parties, either party may give a Dispute Notice to the other party to initiate the formal Dispute Resolution Process.

(b) (Form of Notice) The notice of a Dispute (Dispute Notice) must: (i) state that the notice is given under this subclause;

(ii) describe the nature of the Dispute; and

(iii) nominate a representative of the party who is authorized to negotiate and settle the Dispute on the party’s behalf.

(c) (Representative of Other Party) The other party must within 7 days after receipt of a Dispute Notice nominate in writing to the other party a representative authorized to negotiate and settle the Dispute on its behalf.

(d) (Negotiation by Representatives) The parties’ representatives must negotiate in good faith with a view to resolving the Dispute within 21 days after the receipt of the Dispute Notice, (or such longer period as those representatives agree), failing which the Dispute must be immediately referred to the chief executive officers of the parties.

(e) (Chief Executive Officers) The chief executive officers of both parties must negotiate in good faith with a view to resolving the Dispute within

14 days of the Dispute being referred to them (or such longer period as the chief executive officers agree) failing which, the Dispute must be immediately referred to mediation.

(f) (Mediation) Mediation of the Dispute must:

(i) be conducted by the person or body agreed to by the parties;

(ii)	be conducted in accordance with such rules as may be agreed to by the parties or, failing agreement within 35 days after receipt of the Dispute Notice, in accordance with the rules nominated by the person or body agreed or nominated to conduct the mediation;

(iii) be at the cost and expense of the parties equally (except that each party must pay its own advisers, consultants and legal fees and expenses) unless the parties otherwise agree; and

(iv) if not earlier resolved, be continued for a period expiring on the date being 14 days after the nomination of the mediator (or such other period as the parties may agree) after which either party may at any time after that date seek expert determination under this agreement or commence litigation proceedings in respect of the

Dispute.

17.3 Expert determination

Where a matter is permitted by this agreement to be determined by an expert, any party may refer the matter to the expert determination of a suitably qualified person in accordance with, and subject to, the Florida Rules of Civil Procedure and the following provisions must apply:

(a) the costs of the expert must be paid by the parties in equal shares; (b) each party must pay its own costs of and incidental to the process;

(c) the expert determination must be conducted by a person or body agreed to by the parties or failing agreement by the person or body nominated by the Miami International Arbitration Society (MIAS);

(d) in making a determination:

(i) the expert must act in that capacity and not as an arbitrator;

(ii) the expert’s finding is final and binding upon the parties in the absence of manifest error;

(iii) the expert must determine which party or parties should bear the costs of any such determination and in what proportion. In making this decision, the expert must consider the degree to which he or she considers such party was unreasonable in failing to agree to the matter; and

(iv) the expert may employ consultants to carry out his or her duties.

17.4 Dispute resolution not to delay provision of the Mining Services

Notwithstanding the other provisions of this clause, the Contractor must:

(a) continue without delay to provide the Mining Services and perform its other obligations under this agreement; and

IMAGE OMITTED(b) comply with all directions of the Principal’s Representative in connection with this agreement which do not otherwise affect the ultimate resolution or determination of the Dispute.

18 Term, suspension and termination

18.1 Term

(a) The Contractor must provide the Mining Services and perform its other obligations under this agreement during the Term.

(b) This agreement continues in operation after the Initial Term (Extended Term) unless either party terminates this agreement by giving the other party 3-month’s prior written notice of termination at any time but not earlier than 3 months prior to the expiry of the Initial Term.

(c) The Contractor must ensure, on expiration of the Term (other than through early termination), that the Principal has available to it on the Site the Nominated Stockpile Level.

(d) The Contractor must ensure, on expiration of the Term, that the Site is vacated by the Contractor in a clean condition with any outstanding rehabilitation completed and the Contractor fully demobilized. The Site also must be in compliance with all applicable Law, including any environmental regulations.

18.2 Suspension of Mining Services

(a) The Principal by notice to the Contractor may suspend provision of the whole or any part of the Mining Services, stating the estimated length of and reason for the suspension (if it is possible to make such an estimate). The Contractor must on receipt of a notice of suspension take all reasonable steps to reduce any delay or cost consequent upon the suspension. If requested by the Principal’s Representative to do so, the Contractor must promptly re-direct its labor force and/or plant and equipment to work on a portion of the Site unaffected by the reason for the suspension.

(b) A suspension under this clause will not terminate this agreement.

(c) Unless otherwise agreed, the Principal must pay to the Contractor the applicable standby rate listed in the Schedule of Rates or, if there is no applicable Standby Rate, reasonable compensation reflecting actual loss, for the period the Mining Services are suspended under this clause or as a consequence of Force Majeure declared by either party except where, in the opinion of the Principle’s Representative, the suspension is necessary because of the act, default or omission of the Contractor or its employees, agents or other contractors, in which case the Contractor is not entitled to any payment or compensation for the suspension.

(d) If requested by the Principal’s Representative, the Contractor must demobilize personnel and/or equipment from the Site as specified by the Principal for the duration of a suspension of Mining Services. Payment for any partial demobilization or subsequent remobilization must be a pro-rata portion of the amount stated in the Schedule of Rates for demobilization and mobilization.

(e) The Principal’s Representative must, when the reason for any suspension no longer exists, direct the Contractor in writing to recommence providing the Mining Services and the Contractor must comply with the direction promptly.

18.3 Termination by Principal for convenience

Notwithstanding any other provision of this agreement, the Principal may, at its sole discretion, terminate this agreement for its convenience at any time, where in the sole opinion of the Principal, to continue with the mining operation would cause it significant ongoing financial losses, by giving the Contractor 60 days’ written notice in which case the Principal (without prejudice to any other rights or remedies it has) must pay to the Contractor the Early Termination Amount.

18.4 Termination by either party on default

Either party may terminate this agreement by 14 days notice in writing to the other party given at any time if an Event of Default in respect of the other party has occurred and the parties’ rights and liabilities must be the same as they would have been under the general law had the party in respect of which the Event of Default has occurred repudiated this agreement and the other party had elected to treat this agreement as at an end and recover damages.

18.5 Termination on a Termination Event occurring

At any time while a Termination Event continues the party not in breach of this agreement or which did not cause the Termination Event to occur may terminate this agreement by giving the other party 14 days written notice specifying the Termination Event relied upon. In such event, if the Termination Event is not remedied by the expiration of the notice, this agreement terminates and neither party has any further claim whatsoever against the other party in respect of any cost, expense, damage or liability of any other nature incurred or sustained by the party as a result of or in connection with the termination but this release does not affect liability for any cost, expense or damage arising prior to the termination. This provision survives termination of this agreement.

18.6 Other consequences of termination

If this agreement is terminated for default or on the occurrence of a Termination

Event the Principal may on termination, if the Contractor agrees:

(a) accept an assignment from the Contractor of the Contractor’s interest under a hiring or leasing arrangement in any item of Contractor’s Plant and Equipment to the extent that the interest may lawfully be assigned to the Principal (with the consent of any third party whose consent to such assignment is required), and with the provision by the Principal of any reasonable security required by a third party for the performance by the Principal of the obligations assumed by it upon accepting the assignment; and

(b) acquire from the Contractor any item of Contractor’s Plant and Equipment at current market value as agreed by the parties or failing agreement within 14 days from the effective date of termination as determined by expert determination under this agreement.

18.7 Preservation of rights on termination

Termination of this agreement for any reason does not affect the rights of a party that arise before the termination, or as a consequence of the event or occurrence giving rise to the termination, or as a consequence of the breach of any obligation under this agreement which continues to take effect after termination.

18.8 Contractor’s obligations on termination

Upon termination of this agreement for any reason (other than the occurrence of an Event of Default in respect of the Principal), the Contractor must:

(a) cease the performance of the Mining Services within the time specified in the written notice;

(b) ensure that the Mine and Processing Plant is left in a safe condition and is properly secured;

(c) ensure that the Mine and Processing Plant is in compliance with

Applicable Law, including any environmental regulations;

(d) do all things reasonably required by the Principal to assist the Principal to place the Principal or its nominee in possession and control of the Mine and Processing Plant so as to allow (if applicable) the continuation of the mining-related activities on the Mine; and

(e) subject to clause 18.6, comply with the Principal’s directions in respect of the demobilization from the Site of persons and the Contractor’s Plant and Equipment and the assignment to the Principal or its nominee of all rights and benefits under contracts entered into by the Contractor with third parties in relation to the Mining Services.

(f) Assign its rights, titles and interests, if any, to Principal in and to the

Mine and the Processing Plant.

18.9 Contractor’s costs

Except as expressly provided by this agreement, if this agreement terminates for any reason, other than default by the Principal or for the convenience of the Principal, the Contractor has no claim against the Principal for any amount on account of any liability incurred by the Contractor as a result of or in connection with the termination of this agreement. This provision survives termination of this agreement.

IMAGE OMITTED19 Intellectual Property and Documentation

19.1 Project Intellectual Property

(a) The Project Intellectual Property owned or created by the Principal is vested in the Principal. The Principal grants to the Contractor an irrevocable royalty free license to use the Project Intellectual Property of the Principal for the purpose of performing the Mining Services. The Contractor may sublicense the Project Intellectual Property to subcontractors only for the purposes of this agreement.

(b) The Project Intellectual Property owned or created by the Contractor, other than Mining Services contemplated under this agreement, is vested in the Contractor. The Contractor grants to the Principal an irrevocable non- exclusive royalty free license to use the Project Intellectual Property of the Contractor for the purpose of operating the Mine during or after the Term. The Principal may sublicense the Project Intellectual Property to Separate Contractors only for the purposes of this agreement.

19.2 Reproduction and return of documentation

(a) Each party must ensure that the Documentation owned or created by the other party relating to the Mining Services or the Mine is used, copied, supplied or reproduced only for the purposes of performing the Mining Services or operating the Mine and its other obligations under this agreement unless it has obtained the prior written approval of the other party, which approval must not be unreasonably withheld.

(b) Each party must on, or as soon as practicable after, the end of the Term or any earlier termination of this agreement deliver up to the other party, or at the option of that party, destroy the Documentation owned or created by the other party.

19.3 Moral Rights

IMAGE OMITTEDEach party must use its best endeavors to procure from each author of its Documentation express agreement that he or she will not enforce any Moral Rights (as described in Article 6 bis of the Berne Convention for the Protection of Literary and Artistic Works 1886) that he or she may have, presently or in the future, in any copyright in works comprising the Documentation, including by executing a Moral Rights’ consent if required by the other party.

20 Media releases and confidentiality

20.1 Media releases

(a) Neither party may advertise or issue any information, publication, document or article for publication or media releases or other publicity relating to the Mining Services, the Site, this agreement or the other party’s business and activities without the prior written approval of the other party, except that a party may disclose such information and other matters:

(i)	to its shareholders, directors, officers, employees, contractors or consultants, and to any Authorities or community consultative committees who have a specific need to have access to such information and other matters; or

(ii) as required by Law or any listing rules applying to a party (or any of its related companies).

(b) The Contractor must refer to the Principal any enquiries from the media concerning the Mining Services, the Site or the Principal’s business and activities and must assist the Principal and the Principal’s Representative in any public relations activities relating to the Mining Services or the Site providing, if requested, such personnel as may be required.

(c) The Contractor must not, and ensure that its employees and its subcontractors and their respective employees do not, take any photographs or video recording of any Mining Services or any part of the Site, without the prior written approval of the Principal’s Representative.

20.2 Confidentiality

IMAGE OMITTEDEach party must not, and must ensure that its employees and subcontractors do not, without the prior written approval of the other party, either during the provision of the Mining Services or after the expiry or earlier termination of this agreement, disclose or give to any third party any Confidential Information, except as required by Law, any listing rules applying to a party (or any of its related companies) or as necessary to obtain professional or financial advice or assistance from a third party or which it is necessary for the Principal to disclose to potential tenderers when the Mining Services are put out for tender at the end of the Term.

21 Notices

21.1 Form

Unless expressly stated otherwise in this agreement, all notices, certificates, consents, approvals, waivers and other communications in connection with this agreement (Notices) must be in writing, signed by a party or the party’s Representative, marked for the attention of the person, and sent to the address identified in the Details.

21.2 Delivery

Notices must be:

(a) left at the address described in the Details;

(b) sent by prepaid ordinary post (airmail if appropriate) to the address described in the Details;

(c) sent by fax to the fax number described in the Details;

(d) sent by email to the email address described in the Details; or

(e) given in any other way permitted by law.

However, if the intended recipient has notified a changed postal address or changed fax number or email address, then the communication must be to that address or number.

21.3 When effective

Notices take effect from the time they are received or deemed to be received

(whichever occurs first) unless a later time is specified.

21.4 Deemed receipt

(a) If sent by post, Notices are taken to be received 5 days after posting (or

10 days after posting if sent to or from a place outside Mexico).

(b) If sent by fax, Notices are taken to be received at the time shown in the transmission report as the time that the whole fax was sent.

IMAGE OMITTED(c) If sent by email, Notices are taken to be received at the time shown in the delivery confirmation report generated by the sender’s email system.

22 Miscellaneous

22.1 Entire agreement

This agreement constitutes the entire agreement between the parties in respect of its subject matter and supersedes all prior agreements, representations, warranties, promises, statements, negotiations and letters in respect of its subject matter.

22.2 Nature of the relationship

(a) Nothing in this agreement constitutes an agency, partnership or other fiduciary relationship between the Principal and the Contractor.

(b) The Contractor acknowledges that it has no authority to bind the

Principal.

(c) At all times during the provision of the Mining Services and the performance of the Contractor’s other obligations under this agreement, the Contractor is an independent contractor and not an employee or agent of the Principal.

22.3 No assignment, mortgage or charge

(a) The Contractor must not assign all or any of its rights under this agreement or create any security interest or allow any security interest to subsist over this agreement without the prior written approval of the Principal.

(b) The Principal may assign all or any of its rights under this agreement or create any Security Interest at any time, provided that the Principal procures a covenant from the assignee in favor of the Contractor before doing so that the assignee will be bound by the terms of this agreement.

(c) If there is a material change in the shareholding or control of either party without the other party’s consent, a Termination Event is deemed to occur and continue until the consent of the other party is obtained or this agreement is terminated, whichever is the sooner.

22.4 Application of agreement

This agreement applies to the provision of the Mining Services and the performance of the Contractor’s other obligations under this agreement whether provided or performed before, on or after the date of this agreement.

22.5 Contra proferentem

In the interpretation of this agreement, no rule of construction applies to the disadvantage of one party on the basis that it put forward this agreement or any part of it.

22.6 Law of this agreement

(a) The law of this agreement is the Law in force in the Nominated State.

(b) The parties submit to the non-exclusive jurisdiction of the courts of the

Nominated State.

22.7 Variation and waivers in writing

(a) A party may exercise a right, power or remedy at its discretion, and separately or concurrently with another right, power or remedy. A single or partial exercise of a right, power or remedy by a party does not prevent a further exercise of that or of any other right, power or remedy. Failure by a party to exercise or delay in exercising a right, power or remedy does not prevent its exercise.

(b) A provision of or a right created under this agreement may not be waived except in writing signed by the party granting the waiver, or varied except in writing signed by the parties.

22.8 Approval or consent requirements

Unless otherwise expressly provided in this agreement, where a party’s approval or consent to any act, matter or thing is required under this agreement: (a) the approval or consent must be in writing;

(b) the approval or consent must be obtained prior to the act, matter or thing to which it relates;

(c) the approval or consent may be refused, given unconditionally or given subject to conditions in the discretion of the party giving it;

(d) a party seeking approval or consent must use its best endeavors to ensure that the party giving approval or consent is given reasonable time and information to make a determination as to the act, matter or thing (and not object to the party taking reasonable time in making that determination); and

(e) the party must not be unreasonable in refusing, delaying or imposing conditions on its approval or consent.

22.9 No implied approval by the Principal

The Contractor acknowledges that no comment, review, representation, vetting, inspection, testing or approval by the Principal or the Principal’s Representative in respect of the Contractor’s obligations under this agreement will lessen or otherwise affect the Contractor’s obligations under this agreement.

22.10 Parties’ rights and remedies not affected

The rights, powers and remedies provided in this agreement are cumulative with and not exclusive of the rights, powers or remedies provided by Law independently of this agreement.

Mining Services Contract

Schedule 1 - Site description and information

1. General

Limited to areas within the Mining Concession Rights known as Solidaridad I and

Solidaridad II

2. Mining Areas

To be determined by Contractor within the Mining Concession Rights known as

Solidaridad I and/or Solidaridad II

Note: Site map to be completed and inserted determined during Phase 3 and after satellite imaging results of pre-determined sections of the first two concessions of the mine (Solidaridad I & II)

Schedule 2 – Description of Mining Services

Phases

Phase 1

Immediate use of high-tech satellite imaging to identify mineralization and confirm the two previous drilling campaigns on the mining concessions known as Solidaridad I and/or Solidaridad II within the Concession Rights, all at Contractor’s sole cost, risk and expense.

The estimated costs of Phase 1 is approximately $400,000 USD.

Phase 2

Develop the necessary infrastructure to conduct full scale mining operations on the mining concessions known as Solidaridad I and/or Solidaridad II within the Concession Rights, including establishment of roads, water, power (electricity) and staging area for employees on site, all at Contractor’s sole cost, risk and expense.

The estimated costs of Phase 2 is approximately $10 million USD.

Phase 3

Construct the Processing Plant and related processing facilities on behalf of the Principal, all at Contractor’s sole cost, risk and expense.

The estimated costs for the construction of the Processing Plant is approximately $40 million USD.

1. Mining operations

At all times during the Term, the Contractor must, consistent with the

Principal’s Mine Plan:

(i)	plan the Mine, and its development and construction, to the reasonable design standards prescribed by the Principal’s Representative;

(ii)	clear land, remove and store topsoil for re-use and prepare banks, strip Waste and store such Waste on dumps nominated from time to time by the Contractor and approved by the Principal’s Representative;

(iii)	mine and extract Ore in accordance with the Production Schedule and the directions of the Principal’s Representative from time to time;

(iv) take all reasonable steps to minimize foreign matter in the Ore and take all reasonable steps to minimize losses in the mining processes;

(v) implement, and comply with the obligations of, the Environmental Management System (EMS) approved by the Principal’s Representative and the relevant governmental authority;

(vi) rehabilitate land (on an on-going basis) to the standard outlined in the Rehabilitation Management Plan and the EMS as soon as possible after completion of mining in each area of the Site;

(vii) provide and maintain all pumps and pipeworks necessary to dewater the working areas within the Mine and implement the Mine Water

Management Plan ensuring that after treatment any discharges from any dams on or adjacent to the Site comply with the Principal’s relevant Authorizations;

(viii) construct and maintain all access ways and haul roads in and around the Mine, including and designated stockpile pad and the Waste dump, to the reasonable design standards prescribed by the Principal’s Representative;

(ix) carefully control blasthole layouts, including direction of fire, proposed fragmentation, powder factor and the materials used for blasting (if carried out by the Contractor) in compliance with all applicable Authorizations; and

(x) (if applicable) control any spontaneous combustion occurring on the

Site.

2. Minerals handling

At all times during the Term, the Contractor must:

(a) avoid large stockpiles of oversize Ore accumulating by employing rockbreaking machinery or other methods at the Contractor’s expense to reduce the size of any oversize Ore;

(b) deliver to the Processing Plant Ore of a maximum size of [750] mm in any dimension;

(c) stockpile Ore on the Site in sufficient quantities and grades to satisfy the requirements of this agreement;

(d) maintain stockpiles of Ore at the Nominated Stockpile Level required by the Production Schedule; and

(e) not stockpile Ore on the Site in locations or in quantities other than those   locations and maximum quantities nominated in the Production Schedule or otherwise from time to time by the Principal or as approved by the Principal’s Representative.

3. Haulage and loading

At all times during the Term, the Contractor must according to Good Industry

Practice:

(a) load and transport Ore from the Mine and deposit it in a designated stockpile approved by the Principal’s Representative or the Processing Plant feed hopper;

(b) load and transport Ore from a designated stockpile into the Processing

Plant feed hopper; and

(c) load Ore from a designated stockpile into any transportation facilities on  or adjacent to the Site.

4. General service obligations

At all times during the Term, the Contractor must in accordance with and to the standard of Good Industry Practice:

(a) provide a mine manager as required by the Law governing the operation of the Mine and any other required statutory personnel including the mine surveyor, mechanical and electrical engineers and ensure such manager or personnel comply with any Law;

(b) ensure best practical technical standards are met and maintained in all areas of the Site;

(c) provide sufficient employees and subcontractors and their employees to perform all Mining Services;

(d) provide adequate training for its employees and subcontractors’ employees to ensure the Contractor’s obligations under this agreement are performed in a timely manner;

(e) conduct surveys as required by the Principal to quantify the material movements (Ore and Waste) at the Mine, and provide reconciliation with the reserve model;

(f) prepare, maintain and make available, in accordance with accounting principles generally accepted in Mexico, complete Documentation relating to the operation of the Mine, including books, accounts and records;

(g) undertake all necessary geotechnical work to ensure that the pits are operated and maintained in a safe and responsible manner;

(h) minimize dust generation (where practicable) while undertaking mining operations;

(i) perform any other activity incidental to and necessary for efficient mining and processing of the Ore;

(j) keep the Site clean and tidy and remove all rubbish to a place nominated by the Principal’s Representative; and

(k) carry out general maintenance of the Mine so as to ensure that it is in a safe and tidy condition.

5. Safety Management Plan

(a) The Safety Management Plan must include, in accordance with Good

Industry Practice and applicable Law:

(i) a safe working and management system for the performance of the Mining Services and the operation of the Mine;

(ii) appropriate safety precautions and programs so as to prevent injury to persons or damage to property on, about or adjacent to the Site;

(iii) a program to train and instruct all employees of the Contractor and its subcontractors in all safety regulations (including any site-related safety regulations) and the Safety Management Plan;

(iv) an emergency response capability, including a firefighting capability, emergency lifting and extraction equipment, and an ambulance or a vehicle that can serve as an ambulance;

(v) a program to undertake risk assessments and develop safety and emergency response plans, including training and instructing an Emergency Response Team or Teams from work crews capable of providing an adequate response to emergencies;

(vi) a maintenance program to ensure that all Contractor’s Plant and Equipment used in providing the Mining Services are maintained in a safe working order; and

(vii) having available at the Site at all times appropriate first aid facilities and a member of its staff fully qualified and experienced in occupational health and safety and familiar with occupational health and safety Law.

(b) The Contractor must prepare, obtain the Principal’s approval of and issue   to all employees, subcontractors and their respective employees and ensure they comply with a “Contractor’s Safety Handbook” which details safety rules, regulations and procedures applicable to the construction and operation of the Mine and the provision of Mining Services and the response to emergencies, according to Good Industry Practice.

6. Environmental Management System

(a) The Environmental Management System (EMS) must be consistent with all relevant Authorizations, Good Industry Practice and:

(i) comply with applicable environmental laws and regulations applicable to the Site and its surrounds, the operation of the Mine and the provision of the Mining Services;

(ii) provide project environmental controls and auditing;

(iii) have a system dealing with emergencies; and   provide training for relevant personnel.

(b) The EMS must be prepared in consultation with the Principal’s  Representative and incorporate work procedures, consistent with the EMS, for the following:

(i) environmental monitoring;

(ii) water management;

(iii) blasting;

(iv) land and archaeological management;

(v) waste management and waste water treatment plant;

(vi) hydrocarbon management;

(vii) spoil rehabilitation and topsoil management;

(viii) seed collection;  (ix) timber clearing;  (x) fauna monitoring;  (xi) bushfire response;

(xii) noise and dust control; and

(xiii) (if applicable) spontaneous combustion management.

(c) The EMS must include a Community Complaints Register (if appropriate)

and an Environmental Incident Procedure.

7. Rehabilitation Management Plan

(a) The Rehabilitation Management Plan must include:

	(i) (ii)	slope and drainage design; timing of rehabilitation of slopes and management and spreading of topsoil;
	(iii)	a mechanism for the provision of financial reserves for the rehabilitation of land area equivalent to the area disturbed by open cut mining each year;
	(iv)	species of flora planted; and
	(v)	annual maintenance of areas that have been rehabilitated.
(b)	The	Rehabilitation Management Plan must be consistent with the

Principal’s standards for mine rehabilitation and must comply with the requirements of all Authorizations from time to time, including the

Mining Operations Plan, and Good Industry Practice.

8. Mine Water Management Plan

(a) The Mine Water Management Plan must include:

(i) providing and maintaining a water and drainage system that  separates "Dirty Water" (being water that has been in contact with disturbed areas in Mine), and "Clean Water" (which has not been in contact with the Mine disturbed areas or is runoff from stable rehabilitated areas);

(ii) constructing and maintaining additional contour drains as the operations proceed to keep Clean Water separate from Dirty Water;

(iii) providing a fire fighting service and constructing and maintaining a fire fighting dam adjacent to the Contractor’s workshop area;

(iv) maintaining pumping information systems and meters as part of the Mine Water Management system;

(v) constructing and maintaining any sediment control dams required to ensure capture of any Dirty Water and directing Dirty Water to the sediment control dams.

(b) The Mine Water Management Plan must demonstrate how the Contractor  will control, maintain and manage the quality and volume of water from the Mine that enters the Principal’s water management system in accordance with the Principal’s Authorizations, the Law and Good Industry Practice.

9. Preparation of plans

The plans referred to in this Schedule 2 must be prepared by the Contractor in consultation with the Principal and submitted to the Principal for approval no later than 4 weeks after the commencement of Phase 3. If the Principal requires changes to a proposed plan before approving it the Contractor must revise the proposed plan and resubmit it as soon as possible. Any changes to an approved plan must be approved by the Principal.

Schedule 3 - Pre-Mining Information

1. Principal’s Mine Plan

2. Drawings to be listed in future Appendices.

3. Geological Model included on the data CD issued to tenderers.

4. Plan Nos. to be listed in future Appendices

5. Pit Design Data

6. Consultant’s reports

7. PRECIOUS AND BASE METALS DEPOSIT AT LA SABILA RANCH IN SOUTHERN MICHOACAN, MEXICO Technical Report on a Mineral Property Compliant with NI 43-101

8. Resource Report for US Precious Metals’ La Sabila Property, Michoacán, Mexico

Schedule 4 – Intentionally Left Blank

Note: To be completed determined during Phase 3

Schedule 5 – Required Authorizations

1. Authorizations to be obtained by the Principal

Permits, licenses and approvals to be obtained by the Principal.

Authority	Approval/License

Secretaria de Economia Coordinacion General de Mineria, Direccion General de Minas in Mexico City

Procuraduría Federal de Protección al Ambiente and is Mexico’s Federal Agency of Environmental Protection. PROFEPA

Customs and Excise

Secretaria de Economia Coordinacion General de Mineria, Direccion General de Minas in Mexico City

Mining Concessions Registration of Mine Environment Management Overview Strategy Plan of Operations Environmental Authority License to export Department Permits

2. Authorizations to be obtained by the Contractor

Permits, licenses and approvals to be obtained by the Contractor.

Authority	Approval/License
Secretariat of the Environment and Natural Resources	Explosive (Manufacture) Dangerous Goods License/Approval
Storage of Blasting Agents

Schedule 6 - Principal’s Facilities

1 Site Facilities & Services

1.1 Site facilities

(a) The Principal will provide the following existing facilities, free of charge, for use by the Contractor:

List facilities to be provided during Phase 3.

(b) The Contractor will be responsible for maintaining and operating these facilities and for the provision of any further facilities it deems necessary for the safe and efficient conduct of the Mining Services. The Principal makes no warranties as to the condition or suitability of the facilities for the continuing operation.

(c) The Principal and the Contractor will develop an asset management plan so as to ensure that these facilities are maintained in a satisfactory condition.

1.2 Electricity supply

(a) Electricity is supplied to the existing facilities from the location’s connection points subject to any infrastructure alterations and installations that become necessary as per Phase 2 of this campaign.

(b) Electricity will be supplied by the Principal free of charge to the Contractor subject to any infrastructure alterations and installations that become necessary as per Phase 2 of this campaign.

(c) The Contractor must maintain the power supply and associated infrastructure from the metering point located adjacent to the existing Mine office area.

(d) The Contractor is responsible for:

(i) the maintenance and statutory compliance of all electrical distribution systems on the Site; and

(ii) all back-up earth leakage protection systems and emergency power shut off equipment associated with this distribution system irrespective of its physical location.

1.3 Water supply

(a) Non potable water for dust suppression and fire fighting is available from dams on the Site subject to any infrastructure alterations and installations that become necessary as per Phase 2 of this campaign. Potable water is not to be used for dust suppression.

(b) The Contractor is responsible for supply of potable water to the ablution facilities and amenities.

1. 4 C o m m u n i cat i o n s

(a) Communications to the mining facilities will be supplied by the

Contractor free of charge to the Principal.

(b) Reasonable use of communications facilities is free of charge (any excessive use will be charged at cost).

44

Schedule 7 - Contractor’s Plant and Equipment

Note: To be determined prior to the commencement of Phase 3. Contractors will insert make, model, capacity, age (years), work hours, hours since last major rebuild/service

Schedule 8 - Insurances

Note: To be determined and provided during Phase 3.

Schedule 9 - Ore specifications

Note: Prior to the commencement of Phase 3, Principal shall insert specifications of Ore to be extracted by the Contractor at the various points to which it must be delivered under this agreement after analysis of satellite imaging and core drilling reports.

Schedule 10 - Method of Measurement

1. Measurements for payment purposes

1.1 Ore measurement

The total tonnage of Ore mined and hauled by the Contractor in any given period will be calculated from readings taken from the Processing Plant at the commencement and at the end of the payment period, and then adjusted as follows:

(a) Any Ore that has passed over the Processing Plant, but which has been transported to a designated stockpile by a party other than the Contractor, will be deducted from the monthly total.

(b) Any Ore that has been transported by the Contractor, at the Principal’s direction, to locations other than a designated stockpile, will be added to the monthly total.

For the purposes of this clause the truck weighbridge (or such other devices as the parties agree) will be used to measure the quantity of Ore delivered to other locations.

(c) Any Ore tonnage that has been removed from a designated stockpile and which reduces the stockpile level to less than the Nominated Stockpile Level will be deducted from the monthly total as run of mine stock adjustment.

For the purposes of this sub-clause, stockpile levels will be determined by monthly survey.

(d) Ore that has been delivered to a designated stockpile and creates a stockpile that is greater than the Nominated Stockpile Level will not receive payment until the stockpile reduces to the Nominated Stockpile Level and it passes over the Processing Plant Weightometer.

The Contractor is not entitled to make any claim against the Principal for any loss, damage, or expense that it incurs or suffers as a result of the Contractor stockpiling Ore to a level greater than the Nominated Stockpile Level.

(e) Ore stockpiled in a location other than the pad, and for which payment has previously been received (Prepaid Stockpiled Ore), will not receive payment when passed over the Processing Plant weightometer.

1.2 Selected Material

Selected material will be paid per BCM. Truck loads and an agreed truck factor (BCM per load for each truck type) will be used to calculate this volume. The Principal and Contractor will undertake spot survey checks of the delivered stockpiles to review the truck factor adopted.

1.3 Increase in disturbed area

The Contractor is required to provide a Rehabilitation Management Plan for the

Principal’s approval.

(a) This plan will detail the area to be rehabilitated and the timing of the rehabilitation. If the Contractor fails to meet the goals of this plan and the

Total Area Disturbed increases beyond the Approved Disturbance Area, the Principal will withhold an amount from the Service Fee equal to the Increase in Disturbed Area in hectares.

(b) When the Contractor rehabilitates sufficient land to the standard defined in the Rehabilitation Management Plan, such that the Total Area Disturbed is less than or equal to the Approved Disturbance Area, any amount withheld from the Service Fee in sub-clause (a) above, will be refunded to the Contractor in a subsequent payment of the Service Fee.

(c) Total Area Disturbed is the area bounded by the leading working face, being the extent of topsoil stripped, and the un-rehabilitated mine dump areas. It includes working areas, roads and infrastructure.

(d) Approved Disturbance Area is the area for which a provision already exists and is detailed in the Rehabilitation Management Plan.

2. Measurement for Reporting Purposes

2.1 General

(a) The Contractor must carry out surveys of the Site to determine the volume of Waste and Ore removed, and such survey results (for reporting purposes only) will form the basis for reconciling material movements.

(b) The Contractor must once each month (or at such other times as the parties agree) determine the difference between the “actual” volume of Ore and Waste extracted based on the survey results, and the amount reported in the reports referred to in clause 9.4. Any differences determined by such reconciliations will be added or deducted (as necessary to adjust reported quantities back to “actual” volumes determined by survey) as a “Calibrate to Survey” amount so that monthly totals reflect the survey results.

(c) For the purposes of auditing and reconciliation of the Contractor’s survey, all survey results and supporting documentation (including all field notes and work sheets) will be made available to the Principal.

2. 2 Wa s t e

During reporting periods, Waste volumes will be calculated by multiplying the number of loads of Waste transported by an agreed volume per load (truck factor), expressed in BCM/load for each type of truck used. This truck factor will be reconciled and adjusted on a monthly basis.

2. 3 Or e

(a) The tonnage of Ore mined and hauled by the Contractor from each mining block to a designated stockpile each month will be estimated by multiplying the number of loads of each run of mine Ore type mined and transported on each route by an agreed estimated average tonnes per load (for each truck type used) and will be adjusted at the end of the month in accordance with Item 1.1 of this Schedule.

(b) The truck weighbridge or other weighing devices, agreed by both parties, may be used to determine the estimated average tonnes per load.

3. S ur v ey

(a) The Principal may engage a qualified surveyor to carry out and complete  the survey of Ore mined and Waste removed by the Contractor at the  Mine and to verify and reconcile the Contractor’s survey records with the Principal’s survey records.

(b) The Contractor must ensure that all survey information provided to the  Principal or the Principal’s Representative are in a format that is compatible with the Principal’s software and management systems.

Schedule 11 - Mine Planning and Production

Requirements

Note: To be supplied by Principal prior to the commencement of Phase 3

Schedule 13 - Mining Services Reporting

Requirements

1. Production - Operating Reports (Note: Parties reserve the right to modify during Phase 3 based on results of satellite imaging and land topography)

1.1 Daily reports

The Contractor must provide to the Principal each day reports on matters relating to the performance of Mining Services under this agreement in the format set out in section 2 of this Schedule 13, or as approved by the Principal’s Representative, that is compatible with the Principal’s software and management systems (as reasonably notified by the Principal).

1.2 Weekly reports

The Contractor must provide to the Principal on Monday of each week, weekly reports on matters relating to the performance of Mining Services under this agreement in the format set out in section 3 of this Schedule 13, or as approved by the Principal’s Representative, that is compatible with the Principal’s software and management systems (as reasonably notified by the Principal, which reports must include:

(a) details of production for Ore delivered to the Processing Plant and into stockpile;

(b) designated stockpile levels;

(c) safety statistics;

(d) environmental and industrial relations incidents;

(e) equipment breakdown;

(f) availability and utilization of the Contractor’s Plant and Equipment for each pit and the Mine overall;

(g) lost production time;

(h) workers’ compensation applications; and

(i) disputes with subcontractors.

1.3 Monthly reports

The Contractor must provide to the Principal in the second week of each month, monthly reports for the previous month on matters relating to the performance of Mining Services under this agreement in the format set out in section 4 of this Schedule 13, or as approved by the Principal’s Representative, that is compatible with the Principal’s software and management systems (as reasonably notified by the Principal), which reports must include:

(a) details of and recommendations on any proposed changes to the Mining

Services for the Principal’s approval;

(b) details of any breaches by the Contractor of any environmental plans or obligations of which the Contractor has become aware;

(c) details of productivities associated with its operations during the preceding month;

(d) equipment statistics for each item of the Contractor’s Plant and  Equipment for each pit including production, availability and utilization (calculated using the Principal’s models) and maintenance history;

(e) key performance indicators for safety, environmental, industrial relations and equipment;

(e) manning levels including employee classification, total man hours worked, subcontractors, and workers compensation claims; and

(f) details of continuous improvement initiatives.

2. Production – Daily Reports

The following table sets out the Principal’s requirement for daily reporting. This may be varied as required.

Contractor shall insert required format of a Daily Production Report

3. Production – Weekly Reports

The following table sets out the Principal’s requirement for weekly reporting. This may be varied as required.

Contractor shall insert required format of a Weekly Production Report.

4. Production – Monthly Reports

The following table sets out the Principal’s requirement for monthly reporting. This may be varied as required.

Contractor shall insert required format of a Monthly Production Report

Schedule 14 - Service Fee/Compensation

Subject to the Special Note below, Phases 1, 2 and 3, and the considerations to be received by Contractor are described below:

Phase 1

As described in Schedule 2, Phase 1 is the immediate use of high-tech satellite imaging to identify mineralization and confirm the two previous drilling campaigns.

Estimated Cost Value: $400,000 USD

Phase 2

As described in Schedule 2, Phase 2 is the development the infrastructure, including roads, water, power and staging area for employees on site. (Please see attached spreadsheet for cost breakdown)

Estimated Cost Value: $10 million USD.

Consideration to Contractor

As consideration to Contractor for completion of Phases 1 and 2, Principal will issue to

Contractor 10 million shares of common stock of Principal.

Phase 3

As described in Schedule 2, Phase 3 is the construction of the Processing Plant and related processing faclilities on behalf of the Principal, all at Contractor’s sole cost, risk and expense.

The estimated costs for the construction of the Processing Plant is approximately $40 million USD.

Consideration to Contractor

As consideration to Contractor for completion of Phase 3, Contractor will receive 30% of the revenues from the sale of the processed Ore obtained from Solidaridad I and Solidaridad II from the Processing Plant. The remaining 70% of the revenues will be held by Principal.

In addition, it is understood and agreed that Principal and Contractor each shall bear and pay for its proportionate share of the costs and expenses related to the surface mining and sub-surface mining and services necessary to process the Ore at the Processing Plant and to otherwise operate and maintain, in good repair, the Processing Plant.

Special Note:

So, in sum, Contractor has agreed to contribute up to $50 Million USD to explore and develop roughly 5,000 acres (Solidaridad I & II) of the 37,000 acre Concession Rights in interdependent phases. As noted above, Contractor will receive 10 million shares of Principal’s common stock as consideration for the performance in Phases 1 & 2; and 30% of the joint venture as consideration for the performance in Phase 3. Principal shall retain

70% of the joint venture. The parties acknowledge and agree that the procuremment of each subsequent phase is dependent upon the mutual concurrence of all parties pursuant to the previous stage’s completion and subject to the benchmark approval of contractor of Phases 1 & 2.

Upon successful performance and completion of Phases 1 & 2, government approvals, and successful permitting, Contractor proposes the funding of Phase 3 comprised of approximately a $40 million capital infusment identified by the parties to provide for Surface mining and sub-surface (underground) mining and build out of processing facilities. If Contractor fails to perform or elects not to perform Phase 3 for any reason within 12 months from the completion of phase 2, Contractor will forfeit all rights to the project.

US Precious Metals (USPR) Enters into Joint Venture Agreement with Mesa Acquisitions/Alba Petroleous to Explore and Develop USPR’s Mexican Property.

The work will be carried out and funded by our JV partner in 3 stages,

IMAGE OMITTEDStage 1: Immediate use of high tech satellite imaging to identify mineralization and confirm the two previous drilling campaigns

Satellite Images	Cost per Image
Zone one	200,000
Zone two	200,000

Total Cost	400,000

IMAGE OMITTEDStage 2: Develop the infrastructure, including roads, water, power and staging area for employees on site.

YEAR
OPERATIONS EXPENSES	ONE	TWO	THREE	FOUR	FIVE	SIX	SEVEN	EIGHT	NINE	TEN	ELEVEN	TWELVE	TOTAL

PERSONNEL

Officers		30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	360,000
Manager		4,500	4,500	4,500	4,500	4,500	4,500	4,500	4,500	4,500	4,500	4,500	4,500	54,000
Direct and Indirect Labor cost		41,360	51,360	51,360	57,600	57,600	59,300	66,100	68,340	73,840	73,840	125,160	125,160	851,020
TAXES & BENEFITS		18,965	21,465	21,465	23,025	23,025	23,450	25,150	25,710	27,085	27,085	39,915	39,915	316,255
	TOTAL PERSONNEL	94,825	107,325	107,325	115,125	115,125	117,250	125,750	128,550	135,425	135,425	199,575	199,575	1,581,275

CORPORATE EXPENSES

Office Building (Offices, baths, etc.)	155,000												155,000
INTEREST ON EXISTING LIABILITY(Pending Payments)	0	0	0	0	0	0	0	0	0	0	0	0	0
OFFICE LEASE	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500	1,500	18,000
WAREHOUSE LEASE	0	0	0	0	0	0	0	0	0	0	0	0	0
EQUIPMENT EXPENSE	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	14,400
INSURANCES	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	2,500	30,000
INSURANCE GENERAL CORP	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
CONSULTANT DEVELOP.	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	60,000
TRAVEL & CONFERENCES	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	15,000	180,000
CELL PHONES	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	1,200	14,400
LEGAL - REGULATORY	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	6,000	72,000
ACCOUNTING FEE	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	60,000
LEGAL CORPORATE	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	60,000
UTILITIES	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	1,100	13,200
OFFICE SUPPLIES	500	500	500	500	500	500	500	500	500	500	500	500	6,000
EMPLOYEE HOUSING	170,000	0	0	0	0	0	0	0	0	0	0	0	170,000
Electrical Sub Station	500,000												500,000
I.V.A.	80,000												80,000
Water Wells, Pumps and Permits	70,000												70,000
Permits	100,000												100,000
Road Construction	500,000												500,000
DEPRECIATION	917	1,694	1,694	3,750	3,750	3,750	3,750	7,600	7,600	7,600	7,600	7,600	57,305
CONTINGENT (10%)	147,492	5,569	5,569	5,775	5,775	5,775	5,775	6,160	6,160	6,160	6,160	6,160	212,531
TOTAL CORPORATE	1,777,409	61,263	61,263	63,525	63,525	63,525	63,525	67,760	67,760	67,760	67,760	67,760	2,492,836
EQUIPMENTS
Mobile Equipments	1,500,000	0	0	0	0	0	0						1,500,000
Mobile Equipments Maintenance	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
I.V.A.	241,600	1,600	1,600	1,600	1,600	1,600	1,600	1,600	1,600	1,600	1,600	1,600	259,200
TOTAL MOBILE EQUIPMENTS	1,751,600	11,600	11,600	11,600	11,600	11,600	11,600	11,600	11,600	11,600	11,600	11,600	1,879,200

IMAGE OMITTEDSurface mining (Small operation).

EXPLORATION

Survey	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	240,000
Geological Mapping	50,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	5,000	105,000
Assaying	40,875	40,875	40,875	40,875	40,875	40,875	40,875	40,875	40,875	40,875	40,875	40,875	490,500
Metal. Testing	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	30,000	360,000
Engineer Contractor	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
Regional Exploration	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
Environmental	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	8,000	96,000

Indirect cost 3,378 2,478 2,478 2,478 2,478 2,478 2,478 2,478 2,478 2,478 2,478 2,478 30,630

TOTAL EXPLORATION

172,253 126,353 126,353 126,353 126,353 126,353 126,353 126,353 126,353 126,353 126,353 126,353 1,562,130

PROCESSING

Blasting	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
Others	0	0	0	0	0	0	0	0	0	0	0	0	0

Contingence (10%) 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 1,000 12,000

TOTAL PROCESSING

11,000 11,000 11,000 11,000 11,000 11,000 11,000 11,000 11,000 11,000 11,000 11,000 132,000

BUILDINGS AND ROAD MAINTENANCE 0

Administration Office	0	0	0	0									0
Mobile Equipment Garage	100,000	0	0	0									100,000
Warehouse, Lunch, Locker Room	200,000	0	0	0									200,000
Office and Lab Equipments	100,000	0											100,000
Dressing Test	0												0
Utilities Cost	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	20,000	240,000
Site Development; (Preparation of site to install the Plant and access roads to the different place.	250,000												250,000
Site Maintenance; (Maintenance cost for keep site and access road in good condition)									20,000				20,000
Working Capital	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000
Miscellaneous	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	10,000	120,000

TOTAL BUILDINGS AND ROAD MAINTENANCE

IMAGE OMITTEDTOTAL OPERATION EXPENSES

690,000 40,000 40,000 40,000 40,000 40,000 40,000 40,000 60,000 40,000 40,000 40,000 1,150,000

4,897,086 357,541 357,541 367,603 367,603 369,728 378,228 385,263 412,138 392,138 456,288 456,288 9,197,441

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

US PRECIOUS METALS, INC.

BY: GENNARO PANE

CHIEF EXECUTIVE OFFICER

179 ROUTE 9 NORTH, SUITE 306

MARLBORO, NEW JERSEY 07728

MESA ACQUISITIONS GROUP, LLC.

BY: GEORGE MESA

PRESIDENT

SEYBOLD BUILDING

36 NE 1ST STREET

SUITE 927

MIAMI, FL 33133

56

IMAGE OMITTED

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IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above written.

US PRECIOUS METALS, INC.

BY:

GENNARO PANE

CHIEF EXECUTIVE OFFICER

179 ROUTE 9 NORTH, SUITE 306

MARLBORO, NEW JERSEY 07728

MESA ACQUISITIONS GR

BY:

GEORGE MESA PRESIDENT

SEYBOLD BUILDING

36 NE 1ST STREET

SUITE 927

MIAMI, FL 33133

56

Exhibit A – Plan of Mine Site

To be completed and inserted during Phase 2.

57

Exhibit B – Principal’s Mine Plan

To be completed and inserted during Phase 2.

Mining Services Contract

Dated May 21, 2013

Between

US PRECIOUS METALS, INC. (PRINCIPAL)

AND

MESA ACQUISITIONS GROUP, LLC (CONTRACTOR) IN ASSOCIATION WITH ALBA PETROLEOUS DE EL SALVADOR SEM DE CV